                                                        EXHIBIT 10.1

                                  $100,000,000

                     AMENDED AND RESTATED CREDIT AGREEMENT

                           dated as of July 30, 1997

                                     among

                             ROUGE INDUSTRIES, INC.

                              ROUGE STEEL COMPANY,

                    the financial institutions party hereto,

                                      and

                           THE CHASE MANHATTAN BANK,

                                    as Agent

                               TABLE OF CONTENTS


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
SECTION 1.   DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Section 1.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Section 1.2  Terms Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 2.   AMOUNT AND TERMS OF CREDIT FACILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Section 2.1  Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Section 2.2  Swingline Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Section 2.3  Competitive Bid Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Section 2.4  Notice of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Section 2.5  Disbursement of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 2.6  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Section 2.7  Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Section 2.8  Interest Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Section 2.9  Minimum Amount of LIBOR Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Section 2.10 Conversion or Continuation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Section 2.11 Voluntary Reduction of Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 2.12 Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 2.13 Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Section 2.14 Application of Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Section 2.15 Method and Place of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Section 2.16 Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Section 2.17 Interest Rate Unascertainable, Increased Costs, Illegality   . . . . . . . . . . . . . . . . . . . . . .  38
     Section 2.18 Funding Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     Section 2.19 Increased Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     Section 2.20 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 2.21 Mitigation; Calculations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Section 2.22 Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

SECTION 2A.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Section 2A.1 Issuance of Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Section 2A.2 Participation in Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Section 2A.3 Reimbursement of Letter of Credit Drawings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Section 2A.4 Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     Section 2A.5 Increased Costs, Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 3.   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    Section 3.1 Conditions Precedent to Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    Section 3.2 Conditions Precedent to All Loans and Issuance of Letters of Credit  . . . . . . . . . . . . . . . . . . .  53






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
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SECTION 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 4.1  Corporate Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     Section 4.2  Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     Section 4.3  No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     Section 4.4  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 4.5  Financial Statements; Financial Condition; etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 4.6  Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 4.7  Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 4.8  Use of Proceeds; Margin Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 4.9  Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 4.10 Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 4.11 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 4.12 Investment Company Act; Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . .  58
     Section 4.13 No Material Adverse Effect as of Restatement Effective Date. . . . . . . . . . . . . . . . . . . . . .  59
     Section 4.14 Corporate Structure; Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 4.15 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 4.16 Patents, Trademarks, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Section 4.17 Ownership of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 4.18 No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 4.19 Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 4.20 Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 4.21 No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 4.22 Property Rights, Services, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Section 4.23 Merger/Restructuring . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 5.  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Section 5.1  Information Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Section 5.2  Books, Records and Inspections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Section 5.3  Maintenance of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Section 5.4  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     Section 5.5  Corporate Franchises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     Section 5.6  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     Section 5.7  Performance of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     Section 5.8  Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     Section 5.9  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

SECTION 6.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     Section 6.1  Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     Section 6.2  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     Section 6.3  Restriction on Fundamental Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     Section 6.4  Sale of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Section 6.5  Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Section 6.6  Advances, Investments and Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     Section 6.7  Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     Section 6.8  Changes in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78






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
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     Section 6.9  Certain Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     Section 6.10 Fiscal Year; Fiscal Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     Section 6.11 Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

SECTION 7.  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     Section 7.1  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     Section 7.2  Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

SECTION 8.  THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
     Section 8.1  Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
     Section 8.2  Delegation of Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
     Section 8.3  Exculpatory Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     Section 8.4  Reliance by the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     Section 8.5  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
     Section 8.6  Non-Reliance on the Agent and Other Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
     Section 8.7  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
     Section 8.8  The Agent in Its Respective Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
     Section 8.9  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

SECTION 9.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
     Section 9.1  Payment of Expenses, Indemnity, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
     Section 9.2  Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     Section 9.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
     Section 9.4  Successors and Assigns; Participations; Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . .  91
     Section 9.5  Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
     Section 9.6  No Waiver; Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
     Section 9.7  Sharing of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
     Section 9.8  Governing Law; Submission to Jurisdiction; Appointment of Agent  . . . . . . . . . . . . . . . . . . . .  96
     Section 9.9  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     Section 9.10 Headings Descriptive   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     Section 9.11 Marshalling; Recapture   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     Section 9.12 Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     Section 9.13 Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
     Section 9.14 Domicile of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
     Section 9.15 Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
     Section 9.16 Waiver of Trial by Jury  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
     Section 9.17 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

Annex 1                                 Revolving Loan Commitments
Exhibit A-1                             Form of Revolving Note
Exhibit A-2                             Form of Competitive Bid Note
Exhibit A-3                             Form of Swingline Note
Exhibit B                               Form of Competitive Bid Quote Request
Exhibit C                               Form of Invitation for Competitive Bid Quotes
Exhibit D                               Form of Competitive Bid Quote
Exhibit E                               Form of Notice of Acceptance/Non Acceptance
Exhibit F                               Form of Letter of Credit Request
Exhibit G-1                             Form of Opinion of Rogers & Wells
Exhibit G-2                             Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit H                               Form of Transfer Supplement
Exhibit I                               Form of Holdings Guaranty

Schedule 4.4                            Litigation
Schedule 4.11                           ERISA Events
Schedule 4.14                           Subsidiaries/Double Eagle
Schedule 4.15                           Environmental Matters
Schedule 5.1(h)                         SEC Filings
Schedule 5.3                            Insurance
Schedule 6.2                            Liens
Schedule 6.3(e)                         Subsidiaries
Schedule 6.4                            Permitted Asset Sales
Schedule 6.7                            Transactions with Affiliates

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 30, 1997, among ROUGE INDUSTRIES, INC., a Delaware corporation ("Holdings"), ROUGE STEEL COMPANY, a Delaware corporation (the "Borrower"), the financial institutions which are or may become a party hereto (individually a "Bank" and collectively the "Banks"), and THE CHASE MANHATTAN BANK, in its capacity as agent for the Banks.

          The Borrower, the Banks and the Agent are parties to a certain Credit Agreement, dated as of November 29, 1994 (as heretofore amended, the "Existing Credit Agreement") pursuant to which the Borrower requested that the Banks and the Swingline Lender extend credit in order to enable the Borrower to borrow, on the terms and subject to the conditions set forth in the Existing Credit Agreement, Revolving Loans in an aggregate principal amount not to exceed, when aggregated with outstanding Competitive Bid Loans, outstanding Swingline Loans and Letter of Credit Outstandings, $100,000,000 at any time outstanding, Competitive Bid Loans in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, Swingline Loans not to exceed an aggregate principal amount equal to $10,000,000 at any time outstanding and for the Issuing Bank to issue Letters of Credit in an aggregate face amount not to exceed $10,000,000 at any time outstanding.

          Pursuant to a corporate restructuring intended to be consummated concurrently with the execution and delivery of this Agreement, all of the Borrower's outstanding capital stock shall be owned directly by Holdings. In connection with such restructuring, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement (as defined below) and that Holdings become a party hereto.

          Accordingly, the parties hereto agree that the Existing Credit Agreement is amended as restated in its entirety as follows:

SECTION 1.  DEFINITIONS

          Section 1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Absolute Rate Auction" shall mean a solicitation of Competitive Bid Quotes setting Competitive Bid Absolute Rates pursuant to Section 2.3.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to (x) vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (y) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise, provided, that no Bank shall be deemed an Affiliate of the Borrower or Holdings.

          "Agent" shall mean The Chase Manhattan Bank acting in its capacity as agent for the Banks and any successor agent appointed in accordance with Section 8.9.

          "Agent's Office" shall mean the office of the Agent located at 4 Chase Metrotech Center, 13th Floor, Brooklyn, New York 11245, telephone number: (718) 242-7974; facsimile number: (718) 242-6910 Attention: New York Agency or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Agreement" shall mean this Amended and Restated Credit Agreement as the same may from time to time hereafter be further amended, modified, restated or otherwise supplemented.

          "Annual Increase" shall mean, for any fiscal year of Holdings, an amount equal to 50% of Net Income (but only if positive) for such Fiscal Year.

          "Applicable Margin" shall mean (i) with respect to Base Rate Loans, 0% and (ii) with respect to LIBOR Loans, for the period from the Closing Date to, but not including, the initial Margin Adjustment Date, 0.375%, and thereafter the applicable margin set forth opposite the Leverage Ratio set forth below:

          Leverage Ratio                        Applicable Margin

          Greater than 1.50                             0.675%

          Equal to or less than
          1.50 but greater than 1.00                    0.425%

          Equal to or less than 1.00                    0.250%

          For purposes of determining the Applicable Margin for LIBOR Loans, the Leverage Ratio will be determined at the end of each fiscal quarter of the Borrower (a "Margin Determination Date"). Such Applicable Margin determined on a Margin Determination Date will be effective (a "Margin Adjustment Date") commencing on the fifth day after Agent's receipt of the financial statements delivered pursuant to Section 5.1(a) or (b) and the compliance certificate executed and delivered by an Authorized Officer pursuant to Section 5.1(e) certifying the Leverage Ratio for the previous fiscal quarter, and shall be effective with respect to all LIBOR Loans made, continued or converted on or after such Margin Adjustment Date. Notwithstanding the foregoing, if a lower Applicable Margin would be effective on any Margin Adjustment Date and a Default or Event of Default exists on such date or Holdings and/or the Borrower has failed to deliver the financial statements and compliance certificate described in Section 5.1(a) or (b) and 5.1(e), respectively, with respect to a fiscal quarter or fiscal year in accordance with the provisions thereof, then such Applicable Margin shall not be so reduced until such Default or Event of Default shall be cured or waived or Holdings and/or the Borrower shall have delivered such financial statements and compliance certificate in accordance with the provisions of Section 5.1(a) or (b) and 5.1(e), as the case may be.

          "Authorized Officer" shall mean, with respect to any Person, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer and, with respect to financial matters, the Chief Financial Officer, in each case whose name appears on an incumbency certificate of such Person delivered to the Agent.

          "Bank" and "Banks" shall have the meaning provided in the preamble of this Agreement.

          "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

          "Base Rate" shall mean, at any particular date, the higher of (a) the Prime Rate and (b) the sum of 1/2 of 1% per annum and the Federal Funds Rate.

          "Base Rate Loans" shall mean Revolving Loans made and/or being maintained at a rate of interest based upon the Base Rate.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean the incurrence of one Type of Loan of one Facility from all the Banks having Revolving Loan Commitments for such Type of Loan on a given date (or resulting from conversions or continuations on a given date), having in the case of LIBOR Loans the same Interest Period.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in New York City or Detroit, Michigan a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close and (ii) with respect to all notices and determinations in connection with, conversions and continuations of, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause
(i) and which is also a day for trading by and between banks for U.S. dollar deposits in the relevant interbank LIBOR market.

          "Capitalized Lease" shall mean (a) any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of

Holdings and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United
States of America is pledged in support thereof),   (ii) time deposits and
certificates of deposit of any Bank or any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 with maturities of not more than 90 days from the date of acquisition thereof, (iii) money market funds, (iv) fully secured repurchase obligations for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (ii) above or entered into with broker-dealers which have a short-term credit rating of at least A-1 or the equivalent by S&P, at least P-1 or the equivalent by Moody's or at least TBW-1 or the equivalent by Thomson BankWatch, (v) commercial paper issued by any financial institution or corporation which in each case is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case, maturing within 270 days after the date of acquisition; (vi) commercial paper issued by corporations rated at least A-3 or the equivalent by S&P or at least P-3 or the equivalent by Moody's and in any case with a remaining term of not more than 91 days; (vii) medium term notes issued by any domestic corporation which have been rated at least BBB or the equivalent by S&P with a remaining term of not more than 540 days; (viii) corporate bonds issued by any domestic corporation which have been rated at least BBB or the equivalent by S&P with a remaining term of not more than 540 days; (ix) floating rate notes issued by an agency of the United States Government and by domestic corporations rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody's and in each case having a remaining maturity within 540 days of the acquisition thereof; (x) preferred stock issued by corporations rated at least BBB or the equivalent by S&P and in each case having a remaining maturity of not more than 90 days; (xi) auction rate preferred notes issued by corporations rated at least BBB or the equivalent by S&P and in each case having a remaining maturity of not more than 91 days; (xii) taxable auction rate notes issued by domestic corporations or banks meeting the qualifications specified in clause (ii) above rated at least BBB or the equivalent by S&P and in each case having a remaining maturity of not more than 91 days; and (xiii) municipal bonds issued by municipalities of the United States maturing no later than one year after the acquisition thereof.

          "Cash Flow" shall mean, for any fiscal period of Holdings, on a consolidated basis, the sum of (i) Net Income for such period, plus (ii) Interest Expense for such period, plus (iii) to the extent deducted in the calculation of Net Income for such period, depreciation expense and non-cash charges, plus (iv) extraordinary losses for such period, minus (v) extraordinary gains for such period, minus (vi) non-cash credits for such period, all determined in accordance with GAAP.

          "Change in Control" shall mean an occurrence in which (a) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) other than Carl L. Valdiserri shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; or (b) Holdings shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding common stock of the Borrower.

          "Chase" shall mean The Chase Manhattan Bank.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "Competitive Bid Absolute Rate" shall have the meaning provided in
Section 2.3(d).

          "Competitive Bid Absolute Rate Loan" shall mean a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

          "Competitive Bid LIBOR Loan" shall mean a loan made or to be made by a Bank pursuant to a LIBOR Auction.

          "Competitive Bid Loans" shall have the meaning provided in Section 2.3, and shall include a Competitive Bid LIBOR Loan and a Competitive Bid Absolute Rate Loan.

          "Competitive Bid Margin" shall have the meaning set forth in Section 2.3(d).

          "Competitive Bid Note" shall have the meaning provided in Section 2.6.

          "Competitive Bid Quote" shall mean an offer, substantially in the form of Exhibit D hereto, by any Bank to make a Competitive Bid Loan in accordance with Section 2.3.

          "Competitive Bid Quote Request" shall have the meaning provided in
Section 2.3(b).

          "Contingent Obligation" as to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and, provided further, that the Holdings Guaranty shall not be a Contingent Obligation for purposes of calculating financial covenants to the extent that the Indebtedness guaranteed thereby is otherwise accounted for under this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated maximum liability in respect thereof as determined by the Borrower in good faith.

          "Credit Exposure" shall have the meaning provided in Section 9.4(b).

          "Current Assets" shall mean, at any time, the consolidated current assets of Holdings at such time, determined in accordance with GAAP consistently applied.

          "Current Liabilities" shall mean, at any time, the consolidated current liabilities of Holdings at such time, determined in accordance with GAAP consistently applied.

          "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities.

          "Debt Service" shall mean, for any fiscal period of Holdings, the total amount of (i) Interest Expense of Holdings on a consolidated basis, plus
(ii) scheduled repayments (or the component of rent attributable to a scheduled repayment) of all Indebtedness for borrowed money and Indebtedness of the type specified in subclause (ii) of the definition of Indebtedness plus (iii) all amounts paid in respect of any redemption of any preferred stock of Holdings or any of its consolidated Subsidiaries plus (iv) all cash dividend payments in respect of any preferred stock of Holdings or any of its consolidated Subsidiaries, in each case for such fiscal period.

          "Debt Service Coverage Ratio" shall mean the ratio of Cash Flow to Debt Service.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Default Rate" shall have the meaning provided in Section 2.7(e).

          "Dividends" shall have the meaning provided in Section 6.5.

          "Domestic Lending Office" shall mean, as to any Bank, the office of such Bank designated as such on Annex I, or such other office designated by such Bank from time to time by written notice to the Agent and the Borrower.

          "Double Eagle" shall mean Double Eagle Steel Coating Company, a Michigan partnership.

          "Environmental Affiliate" shall mean, with respect to Holdings or any of its Subsidiaries, any other Person whose liability for any Environmental Claim Holdings or any such Subsidiary has retained, assumed or otherwise become liable for (contingent or otherwise), either contractually or by operation of law.

          "Environmental Approvals" shall mean any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

          "Environmental Claim" shall mean, with respect to Holdings or any of its Subsidiaries or any of their respective Environmental Affiliates, any notice, claim or demand by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Controlled Group" shall mean a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC. Notwithstanding the foregoing, any liability of any member of the ERISA Controlled Group other than Holdings, the Borrower or any of their respective Subsidiaries shall be disregarded for all purposes of this Agreement to the extent that such liability is not the joint and several liability of Holdings, the Borrower or any of their respective Subsidiaries.

          "ERISA Person" shall have the meaning set forth in Section 3(9) of ERISA for the term "person."

          "ERISA Plan" means (A) any Plan that (i) is not a Multiemployer Plan and (ii) has Unfunded Benefit Liabilities in excess of $500,000 and (B) any Plan that is a Multiemployer Plan.

          "Eurocurrency Reserve Requirements" shall mean, with respect to each day during an Interest Period for LIBOR Loans, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board, for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) maintained by a member bank of the Federal Reserve System.

          "Eveleth Mines" shall mean Eveleth Mines LLC, a Minnesota limited liability company doing business as EVTAC Mining.

          "Event of Default" shall have the meaning provided in Section 7.

          "Facility" shall mean the Revolving Loans, Competitive Bid Loans, Swingline Loans and Letters of Credit.

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System as constituted from time to time.

          "Fees" shall mean all amounts payable pursuant to Sections 2.16 and 2A.4.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          "Holdings" shall have the meaning provided in the preamble to this Agreement.

          "Holdings Guaranty" shall mean the Guaranty by Holdings in favor of the Agent for the benefit of the Banks substantially in the form of Exhibit I hereto.

          "Indebtedness" shall mean with respect to any Person, without duplication: (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Contingent Obligations of such Person (including, without limitation, obligations in respect of take-or-pay contracts at the time Holdings, the Borrower or any other Subsidiary incurs, or has reason to believe, that any payment obligation thereunder arises, or will arise, as a result of Holdings', the Borrower's or such Subsidiary's failure, or intended failure, to take the product or service intended to be provided thereunder); (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed, but only to the extent of such property's fair market value; (v) liabilities of such Person in respect of unfunded vested benefits under any Plan; (vi) obligations in respect of bankers acceptances; and (vii) all payment obligations of such Person under Interest Rate Protection Agreements.

          "Interest Expense" shall mean, for any fiscal period of Holdings, the total interest expense (including, without limitation, interest expense attributable to Capitalized Leases in accordance with GAAP) of Holdings and its consolidated Subsidiaries for such period determined in accordance with GAAP consistently applied.

          "Interest Period" shall have the meaning provided in Section 2.8.

          "Interest Rate Protection Agreements" shall mean interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars, options and similar agreements) and currency swaps and similar agreements.

          "Invitation for Competitive Bid Quotes" shall mean a notice by the Agent to the Banks soliciting Competitive Bid Quotes, substantially in the form of Exhibit C hereto.

          "Issuing Bank" shall mean The Chase Manhattan Bank.

          "L/C Participant" shall mean each Bank in its capacity as a participant in the Letters of Credit pursuant to Section 2A.

          "Letter of Credit" shall mean a letter of credit (and any amendments thereof) issued by, and subject to terms and conditions acceptable to, the Issuing Bank on behalf of the Borrower, which letter of credit may be either a documentary letter of credit or a stand-by letter of credit.

          "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate stated amount of all outstanding Letters of Credit plus (ii) the aggregate amount of all drawings made under any Letter of Credit for which the Issuing Bank has not received full reimbursement from the Borrower.

          "Letter of Credit Request" has the meaning specified in Section
2A.1(c).

          "Leverage Ratio" shall mean the ratio of Total Liabilities to Tangible Net Worth.

          "LIBOR Auction" shall mean a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on LIBOR pursuant to Section 2.3.

          "LIBOR Base Rate" shall mean, with respect to an Interest Period for LIBOR Loans or Competitive Bid LIBOR Loans, the rate per annum (rounded upwards to the nearest whole multiple of one-sixteenth of one percent) equal to the offered quotation to first class banks in the interbank LIBOR market by the Reference Banks two Business Days prior to the beginning of such Interest Period at or about 10:00 A.M., New York City time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount substantially equal to the amount of the LIBOR Loan or Competitive Bid LIBOR Loans of the Reference Banks to be outstanding during such Interest Period.

          "LIBOR Lending Office" shall mean, as to any Bank, the office of such Bank designated as such on Annex I, or such other office designated by such Bank from time to time by written notice to the Agent and the Borrower.

          "LIBOR Loans" shall mean Revolving Loans made and/or being maintained at a rate of interest based upon the LIBOR Rate.

          "LIBOR Rate" shall mean with respect to each day during an Interest Period for LIBOR Loans or Competitive Bid LIBOR Loans, a rate per annum determined for such day in accordance with the following formula (round-ed upwards to the nearest whole multiple of 1/100th of one percent):

                                LIBOR Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Lien" shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same effect as any of the foregoing.

          "Loan Documents" shall mean this Agreement, the Notes, the Letters of Credit, the Holdings Guaranty and any guaranty agreement executed and delivered by a Subsidiary pursuant to Section 6.6(i) hereof, as each may be amended, modified, restated and in effect from time to time.

          "Loans" shall mean and include the Revolving Loans, the Competitive Bid Loans and the Swingline Loans.

          "Mandatory Borrowing" shall have the meaning provided in Section
2.2(b).

          "Margin Adjustment Date" shall have the meaning provided in the definition of Applicable Margin.

          "Margin Determination Date" shall have the meaning provided in the definition of Applicable Margin.

          "Margin Stock" shall have the meaning provided such term in Regulation U and Regulation G of the Federal Reserve Board.

          "Material Adverse Effect" shall mean a material adverse effect upon
(i) the business, operations, properties, assets, condition (financial or otherwise) or liabilities of the Borrower and its Subsidiaries, taken as a whole or Holdings and its consolidated Subsidiaries, taken as a whole or (ii) the ability of Holdings or the Borrower to perform, or of the Agent, or any of the Banks to enforce, any of the Obligations.

          "Materials of Environmental Concern" shall mean and include chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, coal, coke, coal tar and coal tar byproducts.

          "Maturity Date" shall mean November 29, 2001.

          "Merger" means the merger, pursuant to the Merger Agreement, of Merger Sub and the Borrower, with the Borrower as the surviving corporation.

          "Merger Agreement" means the Agreement and Plan of Merger dated as of July 20, 1997, by and among Borrower and Merger Sub.

          "Merger Sub" means Rouge Merger Sub, Inc., a Delaware corporation.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          "Net Income" shall mean for any period, the net income of Holdings, on a consolidated basis, for such period, in each case taken as a single accounting period and determined in accordance with GAAP consistently applied.

          "New JV" shall have the meaning set forth in Section 6.3(b) and shall include each partnership and joint venture which was formed prior to the Restatement Effective Date in compliance with the terms and provisions of the Existing Credit Agreement.

          "Non-Recourse Debt" of any Person shall mean Indebtedness of such Person for which the sole legal recourse for the collection of such Indebtedness is solely the property or assets identified in the instruments evidencing or securing such Indebtedness, provided such property or assets were acquired or constructed with the proceeds of such Indebtedness and there is no recourse to any other asset or property of such Person or any other Person.

          "Notes" shall mean and include each Revolving Note, each Swingline Note and each Competitive Bid Note.

          "Notice of Acceptance/Non-Acceptance" shall have the meaning provided in Section 2.3(f).

          "Notice of Borrowing" shall have the meaning provided in Section 2.4.

          "Notice of Conversion or Continuation" shall have the meaning provided in Section 2.10.

          "Obligations" shall mean all obligations, liabilities and indebtedness of every nature of Holdings or the Borrower from time to time owing to the Agent, the Issuing Bank, any Bank or any L/C Participant arising under or in connection with this Agreement or any other Loan Document.

          "Participant" shall have the meaning provided in Section 9.4(b).

          "Payment Date" shall mean the last day of each March, June, September and December of each year.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

          "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

          "Plan" shall mean any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

                         (i) were the singular or joint (with a member of its ERISA Controlled Group) responsibility of the Borrower or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

                         (ii) are currently the singular or joint (with a member of its ERISA Controlled Group) responsibility of the Borrower or a member of its ERISA Controlled Group, or

                         (iii) hereafter become the responsibility of the Borrower or a member of its ERISA Controlled Group,

including any such plans as may have been, or may hereafter be, terminated for whatever reason.

          "Plan Assets" shall mean the fair market value of all Plan assets allocable to all benefit liabilities under all Plans, as determined as of the then most recent valuation date for such Plan (on the basis of assumptions used in the most recent actuarial valuation required in connection with Internal Revenue Service Form 5500).

          "Plant" shall mean the Borrower's steel facility and Double Eagle's electrogalvanizing facility located at Dearborn, Michigan.

          "Power Plant" shall have the meaning given to such term in the Powerhouse Joint Operating Agreement, dated as of December 15, 1989, between Ford Motor Company, a Delaware corporation, and the Borrower, as amended and in effect from time to time.

          "Prime Rate" shall mean the rate of interest from time to time announced by Chase at its principal office at 1 Chase Manhattan Plaza, New York, New York 10081 as its prime commercial lending rate.

          "Pro Rata Share" as to any Bank shall mean a fraction (expressed as a percentage), the numerator of which shall be the aggregate amount of such Bank's Revolving Loan Commitment and the denominator of which shall be the Total Commitment.

          "Purchasing Banks" shall have the meaning provided in Section 9.4(c).

          "Reference Banks" shall mean Chase and NBD Bank.

          "Regulation D" shall mean Regulation D of the Federal Reserve Board as from time to time in effect and any successor to all or any portion thereof.

          "Reportable Event" shall have the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in Section 4063(a) of ERISA.

          "Required Banks" shall mean Banks holding more than 66-2/3% of the Total Commitments, provided, however, that if the Commitments shall have been terminated in full, "Required Banks" shall mean Banks holding more than 66 2/3% of the then aggregate unpaid principal amount of the Loans.

          "Restatement Effective Date" shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied.

          "Restructuring" means the series of transactions contemplated by the Merger Agreement which will result upon completion in Holdings owing all of the outstanding capital stock of Borrower.

          "Revolving Loan Commitment" shall mean on any date, for any Bank, the amount set forth opposite such Bank's name on Annex I hereto under the heading "Revolving Loan Commitment," in the column pertaining to such date as such amount may be reduced from time to time pursuant to Sections 2.11 and 9.4.

          "Revolving Loans" shall have the meaning provided in Section 2.1(a).

          "Revolving Notes" shall have the meaning provided in Section 2.6(a).

          "S&P" means Standard & Poor's Corporation.

          "Senior Debt" shall mean, at any time, the aggregate outstanding principal amount of the Loans.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and
(ii) any partnership, association or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has greater than a 50% equity interest at the time. Unless the context otherwise requires, references herein to "Subsidiary" shall mean the direct and indirect Subsidiaries of Holdings, including the Borrower.

          "Swingline Commitment" shall mean an aggregate principal amount of $10,000,000, as such amount may be reduced from time to time pursuant to Sections 2.11 and 9.4.

          "Swingline Lender" shall mean Chase in its capacity as lender of Swingline Loans.

          "Swingline Loans" shall have the meaning ascribed thereto in Section 2.2.

          "Tangible Net Worth" shall mean, at any time, the total assets of Holdings, on a consolidated basis, as determined in accordance with GAAP, less the total liabilities of Holdings, on a consolidated basis, as determined in accordance with GAAP, less the book value of all assets of Holdings, on a consolidated basis, that would be treated as intangibles in accordance with GAAP other than deferred tax assets.

          "Termination Event" shall mean (i) the initiation of any action by Holdings, the Borrower, any member of their ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (ii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

          "Total Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of all the Banks at such time, which, on the Closing Date, shall be $100,000,000.

          "Total Debt" shall mean, without duplication: (i) all obligations of Holdings and any of its consolidated Subsidiaries for borrowed money and for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), and obligations (including the current portion thereof) evidenced by bonds, debentures, notes or other similar instruments; (ii) all Contingent Obligations of Holdings and any of its consolidated Subsidiaries (including, without limitation, obligations in respect of take-or-pay contracts at the time Holdings, the Borrower or any other Subsidiary incurs, or has reason to believe, that any payment obligation thereunder arises, or will arise, as a result of Holdings', the Borrower's or such Subsidiary's failure, or intended failure, to take the product or service intended to be provided thereunder); (iii) indebtedness of others secured by any lien upon property owned by Holdings or any of its consolidated Subsidiaries, whether or not assumed, but only to the extent of such property's fair market value; (iv) all payment obligations of Holdings or any of its consolidated Subsidiaries under any Interest Rate Protection Agreements; and (v) all obligations in respect of the redemption of any preferred stock of Holdings, the Borrower or any of its other consolidated Subsidiaries and all non-cash cumulative dividends payable in respect of such preferred stock, provided that Non-Recourse Debt shall be excluded for purposes of this definition.

          "Total Liabilities" shall mean, at any time, all consolidated liabilities of Holdings, as determined in accordance with GAAP, and in any event including all reserves, all deferred taxes, all minority interests in net assets of consolidated Subsidiaries and other deferred items.

          "Transfer Supplement" shall have the meaning provided in Section
9.4(c).

          "Transferee" shall have the meaning provided in Section 9.4(d).

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a LIBOR Loan.

          "Unfunded Benefit Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds
(ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions used in the most recent actuarial valuation required in connection with Internal Revenue Service Form 5500).

          Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided, however, that for purposes of making any determination required by the definition of Applicable Margin or Section 6, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the financial statements referred to in Section 4.5.


SECTION 2.  AMOUNT AND TERMS OF CREDIT FACILITIES

          Section 2.1 Revolving Loans. (a) Subject to and upon the terms and conditions herein set forth, each Bank severally and not jointly agrees, at any time and from time to time on and after the Restatement Effective

Date to the Business Day immediately preceding the Maturity Date, to make revolving loans (collectively, "Revolving Loans") to the Borrower, which Revolving Loans shall not exceed in aggregate principal amount at any time outstanding the Revolving Loan Commitment of such Bank at such time.

              (b) Revolving Loans may be voluntarily prepaid pursuant to Section 2.12, and, subject to the other provisions of this Agreement, any amounts so prepaid may be reborrowed. Each Revolving Loan Bank's Revolving Loan Commitment shall expire, and each Revolving Loan shall mature on, the Maturity Date, without further action on the part of the Banks or the Agent.

              (c) Each Borrowing of Revolving Loans shall be in the aggregate minimum amount of $1,000,000 or any integral multiple of $100,000 in excess thereof.

              (d) Notwithstanding anything contained herein to the contrary, at no time shall the aggregate principal amount of the sum of (i) Revolving Loans outstanding, plus (ii) the Letter of Credit Outstandings, plus (iii) the outstanding Swingline Loans plus (iv) the outstanding Competitive Bid Loans exceed the Total Commitment then in effect.

          Section 2.2 Swingline Loans. (a) Subject to and upon the terms and conditions herein set forth, the Swingline Lender agrees to make at any time and from time to time on or after the Restatement Effective Date to the Business Day immediately preceding the Maturity Date, a loan or loans to the Borrower (each a "Swingline Loan," and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained solely as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof and (iii) shall not exceed in aggregate principal amount at any time outstanding the lesser of
(x) $10,000,000 and (y) the difference between (A) the Total Commitment then in effect and (B) the sum of the aggregate principal amount of Revolving Loans outstanding plus the Competitive Bid Loans outstanding plus the Letter of Credit Outstandings. The Swingline Lender will not make a Swingline Loan after it has received written notice from the Required Banks that one or more of the applicable conditions to Borrowings specified in Section 3.2 are not then satis-fied, or the Agent has given written notice of such matters (or of the occurrence of an Event of Default) to the Swingline Lender.

          (b) In the event that any Swingline Loan remains outstanding for more than five (5) Business Days, The Swingline Lender may, thereafter, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 7.1(e) or upon the exercise of any of the remedies provided in Section 7.2), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks pro rata based on each Bank's Pro Rata Share, and the proceeds thereof shall be applied directly to repay the Swingline Lender for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum borrowing amount otherwise required hereunder (provided that such Mandatory Borrowing shall be subject to each Bank's Revolving Loan Commitment then in effect except to the extent set forth in subclause (iv) of this Section 2.2(b)), (ii) whether any conditions specified in Section 3.2 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing and (iv) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Bank (other than the Swingline Lender) hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Pro Rata Shares, provided that all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date the re-spective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing same from and after such date of purchase.

          Section 2.3      Competitive Bid Loans.

               (a) The Competitive Bid Option. In addition to Revolving Loans pursuant to Section 2.1 and Swingline Loans pursuant to Section 2.2, the Borrower may, as set forth in this Section 2.3, request the Banks during the period from and including the Restatement Effective Date to but not including the Business Day immediately preceding the Maturity Date to make offers to make Competitive Bid Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.3. The Competitive Bid Loans may be Competitive Bid Absolute Rate Loans or Competitive Bid LIBOR Loans (each a "type" of Competitive Bid Loan).

               (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans, it shall transmit to the Agent a request substantially in the form of Exhibit B hereto (a "Competitive Bid Quote Request"), together with the payment of a non-refundable administrative fee of $1,500 for the account of the Agent, so as to be received (x) no later than 10:00 a.m. New York time on the fourth Business Day prior to the date of borrowing proposed therein, in the case of a LIBOR Auction or (y) no later than 10:00 a.m. New York time on the Business Day prior to the date of borrowing proposed therein, in the case of an Absolute Rate Auction specifying:

               (A)     the proposed date of borrowing, which shall be a Business
Day;

               (B) the aggregate amount of such borrowing, which shall be in a minimum amount of $5,000,000 or a larger whole multiple of $1,000,000 up to a maximum amount of $25,000,000 in the aggregate for Competitive Bid Loans outstanding at any one time;

               (C) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

               (D) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one but no more than three Interest Periods in a single Competitive Bid Quote Request.

          (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Agent shall send to the Banks an Invitation for Competitive Bid Quotes, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.

          (d)  Submission and Contents of Competitive Bid Quotes.

                    (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3(d) and must be submitted to the Agent no later than (A) 9:30 a.m. New York time on the third Business Day prior to the proposed date of borrowing in the case of a LIBOR Auction or (B) 9:30 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction; provided, that Competitive Bid Quotes submitted by the Agent in its capacity as a Bank may be submitted, and may only be submitted, if the Agent notifies the Borrower of the terms of the offer or offers contained therein not later than (A) 9:00 a.m. New York time on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (B) 9:00 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction. Subject to Sections 2.17 and 3.2, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower. Any Bank electing not to submit a Competitive Bid Quote shall notify the Agent at least one hour before the deadline for submitting Competitive Bid Quotes of its election not to do so; provided, that any Bank which fails to submit a Competitive Bid Quote by the applicable deadline referred to in this Section 2.3(d) shall be deemed to have so notified the Agent.

               (ii) A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes. Each Competitive Bid Quote shall specify:

                    (1) the proposed date of borrowing and the Interest Period therefor;

                    (2) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (i) may be equal to, greater than or less than the Revolving Loan Commitment of the quoting Bank, (ii) must be $5,000,000 or a larger whole multiple of $1,000,000, (iii) may not exceed the principal amount of Competitive Bid Loans for which offers were requested, and (iv) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted;

                    (3) in the case of a LIBOR Auction, the margin above or below applicable LIBOR Rate (the "Competitive Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/1,000th of 1%) to be added to or subtracted from applicable LIBOR Rate;

                    (4) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/1,000th of 1%) (the " Competitive Bid Absolute Rate") offered for each such Competitive Bid Loan; and

                    (5)  the identity of the quoting Bank.

                    (iii)  Any Competitive Bid Quote shall be disregarded if it:

                           (i) is not substantially in conformity with the format described in the relevant Invitation for Competitive Bid Quotes or does not specify all of the information required by Section 2.3(d)(ii);

                           (ii) contains qualifying, conditional or similar language, except as permitted in Section 2.3(d)(ii)(2)(iv);

                           (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

                           (iv) arrives after the time set forth in Section 2.3(d)(i).

               (e) Notice to Borrower. Not later than (i) 10:00 a.m. New York time on the third Business Day prior to the proposed date of borrowing in the case of a LIBOR Auction or (ii) 10:00 a.m. New York time on the proposed date of borrowing in the case of an Absolute Rate Auction, the Agent shall promptly notify the Borrower of the terms of (x) any Competitive Bid Quote submitted by any Bank that is in accordance with Section 2.3(d) and (y) any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request,
(B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

          (f) Acceptance and Notice by Borrower. Not later than (i) 10:45 a.m. New York time on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (ii) 10:45 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to Section 2.3(e) substantially in the form of Exhibit E hereto (a "Notice of Acceptance/Non-Acceptance") (and the Agent shall so notify each Bank making an offer); provided, that if the Borrower shall fail to so notify the Agent by the times set forth above, the Borrower shall be deemed to have notified the Agent of its non-acceptance of each such offer. In the case of acceptance, each such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

                    (A) the aggregate principal amount of each borrowing of Competitive Bid Loans may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                    (B) the principal amount of each borrowing of Competitive Bid Loans must be $5,000,000 or a larger whole multiple of $1,000,000;

                    (C) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

                    (D) the Borrower may not accept any offer that is described in Section 2.3(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (g) Allocation. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Banks as nearly as possible (in such multiples, not greater than $1,000,000, as the Borrower may deem appropriate) in proportion to the aggregate principal amounts of such offers. The Borrower shall promptly notify the Agent, and the Agent shall promptly notify each such Bank, of any allocation pursuant to this Section 2.3(g).

          (h) Maximum Amounts. Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate outstanding principal amount of Competitive Bid Loans exceed the lesser of (i) $25,000,000 and (ii) the difference between (A) the Total Commitment then in effect and (B) the sum of the aggregate principal amount of Revolving Loans outstanding plus the Swingline Loans outstanding plus the Letter of Credit Outstandings.

          (i) Copies to Banks. Upon written request by a Bank to the Agent, the Agent shall, in connection with Borrower's acceptance of the offers to make Competitive Bid Loans pursuant to a Notice of Acceptance/Non-Acceptance, provide such Bank with the range of the quotes received in connection therewith.

          Section 2.4 Notice of Borrowing. (a) Whenever the Borrower desires to borrow Revolving Loans hereunder, it shall give the Agent at the Agent's Office prior to 10:00 A.M., New York City time, written notice on the date of each requested Base Rate Loan, and at least three Business Days' prior written notice of each LIBOR Loan to be made hereunder. Each such notice (a "Notice of Borrowing") shall be irrevocable and shall specify (i) the aggregate principal amount of the requested Loans, (ii) the date of Borrowing (which shall be a Business Day), and (iii) whether such Loans shall consist of Base Rate Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto (provided, that no Loans may be requested or made when any Default or Event of Default has occurred and is continuing). If a Notice of Borrowing fails to specify the type of Loans to be made, such Loans shall be made as Base Rate Loans.

          (b) Promptly after receipt of a Notice of Borrowing, the Agent shall provide each Bank with a copy thereof and inform each Bank as to its Pro Rata Share of the Revolving Loans requested thereunder.

               (c) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give the Swingline Lender not later than 3:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business
Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

          Section 2.5 Disbursement of Funds. (a) (i) No later than 1:00 P.M., New York City time, on the date specified in each Notice of Borrowing, each Bank will make available its Pro Rata Share of the Revolving Loans requested to be made on such date, in U.S. dollars and immediately available funds, at the Agent's Office, provided that all Swingline Loans shall be made available by the Swingline Lender no later than 5:00 P.M. (New York time) on the date so requested. After the Agent's receipt of the proceeds of such Loans, the Agent will make available to the Borrower by depositing in the Borrower's account at the Agent's Office the aggregate of the amounts so made available in the type of funds actually received.

          (ii) No later than 1:00 P.M., New York City time, on the date specified in each Competitive Bid Quote Request, the Bank making such Competitive Bid Loan pursuant to Section 2.3 will make available such Competitive Bid Loan to be made on such date, in U.S. dollars and immediately
available funds, at the Agent's Office.   After the Agent's receipt of the
proceeds of such Loan, the Agent will make available to the Borrower by depositing in the Borrower's account at the Agent's Office the aggregate of the amounts so made available in the type of funds actually received.

               (b) Unless the Agent shall have been notified by any Bank prior to the date of a Borrowing that such Bank does not intend to make available to the Agent its portion of the Loans to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount.

If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately repay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum on such corresponding amount equal to (x) if paid by such Bank, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.7, for the Revolving Loans. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

          Section 2.6 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, each Bank's Loans shall be evidenced by (i) in the case of a Bank's Revolving Loans, a promissory note (a "Revolving Note") duly executed and delivered by the Borrower substantially in the form of Exhibit A-1 hereto with blanks appropriately completed in conformity herewith; (ii) in the case of a Bank's Competitive Bid Loan, a promissory note (a "Competitive Bid Note") duly executed and delivered by the Borrower substantially in the form of Exhibit A-2 hereto with blanks appropriately completed in conformity herewith; and (iii) in the case of the Swingline Lender's Swingline Loans, a promissory note (a "Swingline Note") duly executed and delivered by the Borrower substantially in the form of Exhibit A-3 hereto in a principal amount equal to the Swingline Lender's Swingline Commitment, with blanks appropriately completed in conformity herewith. Each Note issued to a Bank shall (x) be payable to the order of such Bank, (y) be dated the Restatement Effective Date, and (z) mature on the Maturity Date or the end of the Interest Period for such Competitive Bid Loan, as applicable.

                    (b) Each Bank is hereby authorized, at its option, either (i) to endorse on the schedule attached to its Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of each Loan evidenced thereby and the date and amount of each principal and interest payment in respect thereof, or
(ii) to record such Loans and such payments in its books and records. Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein, provided that the failure of such Bank to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Notes.

          Section 2.7 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of the making of such Loan until such Loan shall be paid in full at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time, such rate to change as and when the Base Rate or Applicable Margin changes, such interest to be computed on the basis of a year of 365 or 366 days, as the case may be.

                    (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan for each Interest Period therefor from the date of the making of such Loan until such Loan shall be paid in full at a rate per annum which shall be equal to the sum of the Applicable Margin plus the relevant LIBOR Rate for such Interest Period, such interest to be computed on the basis of a 360-day year. Changes in the Applicable Margin with respect to LIBOR Loans shall be effective only as to LIBOR Loans borrowed on or after the effective date of such change, or in the case of LIBOR Loans continued pursuant to Section 2.10, only to such Loans continued on or after the effective date of such change or in the case of Loans converted into LIBOR Loans, only to such Loans converted on or after the effective date of such change.

                    (c) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid LIBOR Loan from the date of the making of such Loan until such Loan is paid in full at a rate equal to

LIBOR Rate for such Loan for the Interest Period therefor plus or minus the Competitive Bid Margin quoted by the Bank making such Loan in accordance with
Section 2.3(d).

          (d) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Absolute Rate Loan from the date of the making of such Loan until such Loan is paid in full at a rate equal to the Competitive Bid Absolute Rate for such Loan for the Interest Period therefor quoted by the Banks making such Loan in accordance with Section 2.3(d).

          (e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum (the "Default Rate") equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time (or, if such overdue payment is not relating to a Loan, 2% above the Base Rate then in effect).

          (f) Interest on any Loan shall accrue from and including the date of the Borrowing thereof to but excluding the date of any repayment thereof (provided that any Loan borrowed and repaid on the same day shall accrue one day's interest) and shall be payable (i) in respect of each Base Rate Loan, in arrears on each Payment Date, (ii) in respect of each LIBOR Loan and Competitive Bid Loan, on the last day of each Interest Period applicable to such Loan and, in the case of an Interest Period of six months, on the date occurring three months from the first day of such Interest Period and on the last day of such Interest Period and (iii) in the case of all Loans, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (g) The Agent shall, upon determining the LIBOR Rate for any Interest Period, promptly notify the Borrower and the Banks thereof.

          (h) Each Reference Bank agrees to make the quotes available to the Agent to permit the Agent to determine the LIBOR Base Rate.

     Section 2.8 Interest Periods. (a) The Borrower shall, in any Notice of Borrowing, in any Competi-tive Bid Quote Request in respect of the making of a LIBOR Loan or of a Competitive Bid Loan or in any Notice of Conversion or Continuation in respect of the conversion into or continuation of a LIBOR Loan, select the interest period (each an "Interest Period") applicable to such Loan, which Interest Period shall, at the option of the Borrower, be either a one-month, two-month, three-month or six-month period for LIBOR Loans or Competitive Bid LIBOR Loans or any period not exceeding 360 days for Competitive Bid Absolute Rate Loans, provided that:

                    (i) the initial Interest Period for any LIBOR Loan, Competitive Bid Absolute Rate Loan or Competitive Bid LIBOR Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Base Rate Loan) and each Interest Period occurring thereafter shall commence on the date on which the next preceding Interest Period expires, provided that each Competitive Bid Absolute Rate Loan and Competitive Bid LIBOR Loan shall mature and be due and payable at the end of the Interest Period applicable thereto;

                    (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                    (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                    (iv) no Interest Period in respect of any Loan shall extend beyond the Maturity Date; and

                         (v) if upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to the respective LIBOR Loan as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

          Section 2.9 Minimum Amount of LIBOR Loans. All borrowings, conversions, continuations, payments, prepayments (other than prepayments made pursuant to Section 2.13) and selections of Interest Periods hereunder shall be made or selected so that, after giving effect thereto, (i) the aggregate principal amount of any Borrowing comprised of LIBOR Loans shall not be less than $1,000,000 or an integral multiple of $100,000 in excess thereof, and (ii) there shall be no more than eight (8) Borrowings comprised of LIBOR Loans outstanding at any time.

          Section 2.10 Conversion or Continuation. (a) Subject to the other provisions hereof, the Borrower shall have the option (i) to convert at any time all or any part of outstanding Base Rate Loans (other than Swingline Loans and Competitive Bid Absolute Rate Loans) to LIBOR Loans, or (ii) to convert all or any part of outstanding LIBOR Loans which comprise part of the same Borrowing to Base Rate Loans, on the expiration date of the Interest Period applicable thereto, or (iii) to continue all or any part of outstanding LIBOR Loans which comprise part of the same Borrowing as LIBOR Loans for an additional Interest Period, on the expiration of the Interest Period applicable thereto; provided that (A) no Loan may be continued as, or be converted into, a LIBOR Loan when any Default or Event of Default has occurred and is continuing and (B) no Competitive Bid Loans may be so converted or continued.

                    (b) In order to elect to convert or continue a Loan under this Section 2.10, the Borrower shall deliver irrevocable written notice thereof (a "Notice of Conversion or Continuation") to the Agent no later than 10:00 A.M., New York City time, (i) at least one Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (ii) at least three Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a LIBOR Loan. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the Borrowing to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period.
Promptly after receipt of a Notice of Conversion or Continuation under this
Section 2.10(b), the Agent shall provide each Bank with a copy thereof.

          Section 2.11 Voluntary Reduction of Commitments. Upon at least three Business Days' prior irrevocable written notice to the Agent (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to permanently terminate each Bank's Pro Rata Share of the unutilized portion of the Total Commitment, in part or in whole, provided that any such partial reduction shall be in the minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof; provided, however, that the Total Commitment may at no time be reduced to an amount less than the sum of the outstanding Swingline Loans, Competitive Bid Loans and Letter of Credit Outstandings.

          Section 2.12 Voluntary Prepayments. The Borrower shall have the right to prepay, without premium or penalty, the Loans in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Agent written notice, which notice shall be irrevocable, of its intent to prepay the Loans, at least three Business Days prior to a prepayment of LIBOR Loans and at least one Business Day prior to a prepayment of Base Rate Loans, which notice shall specify the amount of such prepayment and what Types and Facilities of Loans are to be prepaid and, in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, and which notice the Agent shall promptly transmit to each of the Banks, (ii) each prepayment shall be in an aggregate principal amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, and (iii) prepayments of LIBOR Loans and Competitive Bid LIBOR Loans made pursuant to this Section may only be made on the last day of an Interest Period applicable thereto unless accompanied by such amounts required pursuant to Section 2.18. Notice having thus been given the amount of any such prepayment shall mature and become due and payable on the date specified in such notice.

          Section 2.13  Mandatory Prepayments.

               (a) On each date on which the amount of aggregate outstanding Revolving Loans plus the outstanding Competitive Bid Loans, plus the outstanding Swingline Loans, plus the Letter of Credit Outstandings exceeds the Total Commitment then in effect (including any such date on which the Total Commitment is reduced or terminated pursuant to Section 2.11 after giving effect to such reduction or termination), the Borrower shall immediately prepay Loans to the extent of such excess.

               (b) Each Competitive Bid Loan shall mature and be due and payable at the end of the Interest Period applicable thereto.

          Section 2.14 Application of Prepayments. All prepayments of the Loans required by Section 2.13(a) shall be applied (in each case accompanied by prepayment of all interest accrued on the amount prepaid) first, to prepay the Swingline Loans until such Swingline Loans shall have been repaid in full, second, to prepay the Revolving Loans until such Revolving Loans shall have been repaid in full, which prepayments shall be applied first to Base Rate Loans and then LIBOR Loans and third, to all other outstanding Obligations then due and payable.

          Section 2.15  Method and Place of Payment.  (a)    Except as otherwise
specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to the Agent for the account of the Banks entitled thereto not later than 12:00 noon, New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Agent's Office, and any funds received by the Agent after such time shall, for all purposes hereof (including the following sentence), be deemed to have been paid on the next succeeding Business Day. Except as otherwise specifically provided herein, the Agent shall thereafter cause to be promptly distributed to each such Bank in like funds its Pro Rata Share of payments so received.

               (b) Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

               (c) All payments made by the Borrower hereunder and under the other Loan Documents shall be made irrespective of, and without any reduction for, any setoff or counterclaim.

          Section 2.16 Fees. The Borrower agrees to pay to the Agent for the account of each Bank a facility fee, computed at the per annum rate of 1/5 of 1% on such Bank's Revolving Loan Commitment, from and including the Restatement Effective Date to but not including the Maturity Date, payable quarterly in arrears on each Payment Date and on the Maturity Date or such earlier date, if any, on which the Revolving Loan Commitment shall terminate in accordance with the terms hereof. Such fees shall be computed on the basis of a 360-day year.

          Section 2.17 Interest Rate Unascertainable, Increased Costs, Illegality. (a) In the event that the Agent, in the case of clause (i) below, or any Bank, in the case of clauses (ii) and (iii) below, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                    (i) on any date for determining the LIBOR Rate for any Interest Period, that by reason of any changes arising after the Restatement Effective Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

                    (ii) at any time that the relevant LIBOR Rate applicable to any of its Loans shall not represent the effective pricing to such Bank for funding or maintaining a LIBOR Loan or Competitive Bid LIBOR Loan, or such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any LIBOR Loan, in any such case because of any change since the Restatement Effective Date in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof or any directive or request related thereto and including the introduction of any new law or governmental rule, regulation, guideline or order (such as for example but not limited to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Federal Reserve Board to the extent included in the computation of the LIBOR Rate) whether or not having the force of law and/or any other circumstances affecting such Bank or the interbank LIBOR market or the position of such Bank in such market as a result of any such change; or

               (iii) at any time that the making or continuance by any Bank of any LIBOR Loan or Competitive Bid LIBOR Loan has become unlawful by compliance by such Bank in good faith with any law or governmental rule, regulation, guideline or order;

then, and in any such event, the Agent or such Bank shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Borrower and (if applicable) the Agent of such determination (which notice the Agent shall promptly transmit to each of the Banks). Thereafter (x) in the case of clause (i) above, the Borrower's right to request LIBOR Loans or Competitive Bid LIBOR Loans shall be suspended, and any Notice of Borrowing given by the Borrower with respect to any Borrowing of LIBOR Loans or Competitive Bid LIBOR Loans or any Notice of Conversion or Continuation given by the Borrower with respect to any Borrowing of LIBOR Loans, in each case which has not yet been made shall be deemed cancelled and rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall upon notice by the Bank in accordance with Section 2.21 pay to such Bank, such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as such Bank in its reasonable discretion shall determine) as shall be re-quired to compensate such Bank for such increased costs or reduction in amounts received or receivable hereunder and (z) in the case of clause (iii) above, the Borrower's right to request LIBOR Loans or Competitive Bid LIBOR Loans thereafter shall be suspended, and Borrower shall take one of the actions specified in clause (b) below as promptly as possible and, in any event, within the time period required by law.

               (b) In the case of any LIBOR Loan or requested LIBOR Loan or Competitive Bid LIBOR Loan affected by the circumstances described in clause
(a)(ii) above, the Borrower may, and in the case of any LIBOR Loan or Competitive Bid LIBOR Loan affected by the circumstances described in clause
(a)(iii) above the Borrower shall, either (x) if any such LIBOR Loan or Competitive Bid LIBOR Loan has not yet been made but is then the subject of a Notice of Borrowing or a Notice of Conversion or Continuation, be deemed to have cancelled and rescinded such notice, or (y) if any such LIBOR Loan or Competitive Bid LIBOR Loan is then outstanding, require the affected Bank to convert each such LIBOR Loan or Competitive Bid LIBOR Loan into a Base Rate Loan at the end of the applicable Interest Period or such earlier time as may be required by law, in each case by giving the Agent notice (by telephone promptly confirmed in writing) thereof on the Business Day that the Borrower was notified by the Bank pursuant to clause (a) above; provided, however, that all Banks whose LIBOR Loans or Competitive Bid LIBOR Loan are affected by the circumstances described in clause (a) above shall be treated in the same manner under this clause (b).

               (c) In the event that the Agent determines at any time following its giving of notice based on the conditions described in clause
(a)(i) above that none of such conditions exist, the Agent shall promptly give notice thereof to the Borrower and the Banks, whereupon the Borrower's right to request LIBOR Loans and Competitive Bid LIBOR Loans from the Banks and the Banks' obligation to make LIBOR Loans shall be restored (it being acknowledged that the Banks have no obligation to make Competitive Bid LIBOR Loans).

               (d) In the event that a Bank determines at any time following its giving of a notice based on the conditions described in clause (a)(iii) above that none of such conditions exist, such Bank shall promptly give notice thereof to the Borrower and the Agent, whereupon the Borrower's right to request LIBOR Loans and Competitive Bid LIBOR Loans from such Bank and such Bank's obligation to make LIBOR Loans shall be restored (it being acknowledged that the Banks have no obligation to make Competitive Bid LIBOR Loans).

          Section 2.18 Funding Losses. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, lost profits, any loss, expense or liability incurred by such Bank in connection with the liquidation or reemployment of deposits or funds required by it to make or carry its LIBOR Loans or Competitive Bid Rate LIBOR Loans), that such Bank sustains: (i) if for any reason (other than a default by such Bank) including, without limitation, the failure of any conditions precedent specified in Section 3 to be satisfied, a Borrowing of, or conversion from or into, or a continuation of, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not rescinded, cancelled or withdrawn or deemed rescinded, cancelled or withdrawn, pursuant to Section 2.17(a) or 2.17(b) or otherwise), (ii) if any repayment (including, without limitation, payment after acceleration) or conversion of any of its LIBOR Loans or Competitive Bid Rate LIBOR Loans occurs on a date which is not the last day of the Interest Period applicable thereto or (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower.

          Section 2.19 Increased Capital. If any Bank, the Swingline Lender or the Issuing Bank shall have determined that compliance with any applicable law, rule, regulation, guideline, request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency adopted after the Restatement Effective Date, or any change after the Restatement Effective Date in any such law, rule, regulation, guideline, request or directive which was in effect on the Restatement Effective Date has or would have the effect of reducing the rate of return on the capital or assets of such Bank or any Person controlling such Bank as a consequence of its commitments or obligations hereunder (including, without limitation, its obligations to make Loans, issue Letters of Credit or participate in Letters of Credit), then from time to time upon notice by the Bank in accordance with Section 2.21, the Borrower shall pay to such Bank, Swingline Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Person for such reduction.

          Section 2.20 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding, in the case of the Agent and each Bank, net income and franchise taxes imposed on the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank's Domestic Lending Office or LIBOR Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under the Notes, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes on any amounts payable under this Section 2.20) interest on any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations.

          (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof (including each Purchasing Bank that becomes a party to this Agreement pursuant to Section 9.4) agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case, any change in treaty, law or regulation after the Restatement Effective Date (or the date any Purchasing Bank became a party hereto) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

          Section 2.21 Mitigation; Calculations. (a) In the event that any Bank shall have delivered a notice pursuant to Section 2.17(a)(ii), 2.17(a)(iii) or 2.19 or any L/C Participant shall have delivered a notice pursuant to Section 2A.5, or the Borrower shall be required to make additional payments to any Bank under Section 2.20, the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 9.4(c)), upon notice to such Bank and the Agent, to replace such Bank with an assignee (in accordance with and subject to the restrictions contained in Section 9.4(c)) approved by the Agent (which approval shall not be unreasonably withheld), and such Bank hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.4(c)) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Bank shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) such assignee shall pay to the affected Bank in immediately available funds on the date of such assignment the principal of the Loans made by such Bank hereunder and (iii) the Borrower shall pay to the affected Bank in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Bank hereunder and all other amounts accrued for such Bank's account or owed to it hereunder.

               (b) A certificate of each Bank, the Swingline Lender, any L/C Participant or the Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Bank, the Swingline Lender or the Issuing Bank or its holding company, if any, as specified in Section 2.17, 2.19, 2.20 or 2A.5, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with such Sections, including calculations in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Bank, the Swingline Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

          Section 2.22 Use of Proceeds. The proceeds of the Revolving Loans shall be used for the Borrower's general corporate purposes.

SECTION 2A.  LETTERS OF CREDIT

          Section 2A.1 Issuance of Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Issuing Bank from time to time on any Business Day from the Restatement Effective Date until the Business Day immediately preceding the Maturity Date to issue, and subject to and upon the terms and conditions herein set forth, the Issuing Bank shall issue, for the account of the Borrower, any Letter of Credit.

               (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if the issuance of such Letter of Credit would cause the aggregate amount outstanding at any time of all Letter of Credit Outstandings to exceed the lesser of (x) the Total Commitment then in effect minus the aggregate principal amount of the Revolving Loans, Swingline Loans and Competitive Bid Loans then outstanding and (y) $10,000,000; (ii) each Letter of Credit shall at all times be in an amount not less than $100,000; (iii) each Letter of Credit shall by its terms terminate not later than 365 days after the date of issuance thereof and in any event not later than the Maturity Date; (iv) each Letter of Credit shall by its terms only be drawable in U.S. Dollars; (v) each Letter of Credit shall expressly provide at least two Business Days' notice of drawing before payment under such Letter of Credit shall be due; and (vi) each stand-by Letter of Credit shall expressly provide that if an Event of Default shall have occurred and be continuing, the Issuing Bank shall have the right to terminate such Letter of Credit upon 30 days' notice to the beneficiary thereof during which period of time such beneficiary shall have the right to make a single drawing under such Letter of Credit in an amount not to exceed the lesser of (x) the face amount of such Letter of Credit at such time and (y) the outstanding Indebtedness supported by such Letter of Credit.

               (c) Whenever the Borrower desires that a Letter of Credit be issued pursuant to Section 2A.1, the

Borrower shall give the Issuing Bank not less than 10 Business Days' notice of the date of the proposed date of issuance of such Letter of Credit and the Issuing Bank shall give to each Bank prompt notice of such Letter of Credit Request. Each such notice (a "Letter of Credit Request") shall be made by telephone, telecopy, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit F hereto, together with a signed letter of credit application on the Issuing Bank's then-standard form (or other form acceptable to the Issuing Bank and appropriate, in the sole opinion of the Issuing Bank, in the circumstances), and may be cancelled by notice thereof prior to issuance of such Letter of Credit by telephone, telecopy, telex or cable, confirmed immediately in writing, to the Issuing Bank, which shall give to each Bank prompt notice of such cancellation.

          Section 2A.2 Participation in Letters of Credit. Effective upon the issuance by the Issuing Bank of any Letter of Credit hereunder, each Bank severally (and not jointly), irrevocably and unconditionally agrees to purchase and receive, and does purchase and receive from the Issuing Bank, without recourse or warranty, an undivided participation interest in such Letter of Credit in a percentage equal to such Bank's Pro Rata Share.

          Section 2A.3 Reimbursement of Letter of Credit Drawings. (a) In the event that any drawing shall be made under a Letter of Credit, by demand or claim (including, without limitation, draft), the Issuing Bank shall notify the Borrower of such drawing and the Borrower shall reimburse the Issuing Bank in immediately available funds for any amount paid by the Issuing Bank under such Letter of Credit on the date of such payment, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 12:00 noon, New York City time, on the date of such payment or disbursement, from and including the date paid or disbursed to (but not including the date, if received by the Issuing Bank prior to 12:00 noon, New York City time) the date the Issuing Bank was reimbursed therefor, at a rate per annum which shall be equal to the Base Rate plus 2%, all such interest to be payable on demand. Notwithstanding the first sentence of this Section 2A.3(a) in the event that any drawing under a Letter of Credit is not reimbursed by the Borrower on the date of payment by the Issuing Bank, and, pursuant to Sections 2.1 and 3.2 of this Agreement, the Borrower is then permitted to obtain Revolving Loans under this Agreement (without regard to the limitations set forth in Section 2.1(c)), the Borrower shall be deemed to have requested a Borrowing of Revolving Loans consisting of Base Rate Loans in an aggregate amount equal to such unreimbursed payment. The Banks shall make the requested Revolving Loans as of the date of such payment by the Issuing Bank, and the proceeds of such Revolving Loans shall be paid to the Issuing Bank to reimburse the Issuing Bank for such drawing in full. In the event that any drawing under a Letter of Credit is not reimbursed by the Borrower on the date of payment by the Issuing Bank and, because of the failure of the Borrower to meet the conditions set forth in Sections 2.1 and 3.2 of this Agreement, the Borrower is then not permitted to obtain Revolving Loans thereunder, a default specified in Section 7.1(a) shall have occurred and the Issuing Bank shall promptly notify each Bank.
Immediately upon receipt of such notice, the Revolving Loan Banks will pay to the Issuing Bank the amount of their respective participations in the Letter of Credit. In the event that any Bank fails timely to make the Revolving Loan or pay the amount of its participation as required by this Section 2A.3(a), interest shall accrue thereon at the overnight Federal Funds Rate from the date of payment by the Issuing Bank to the date of repayment thereof by such Bank.

               (b)     The obligations of the Borrower and the Banks under
Section 2A.3(a) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms thereof, under all circumstances whatsoever, including the circumstances listed below:

                    (i) any setoff, counterclaim or defense to payment which the Borrower may have or has had against the Issuing Bank or Banks;

                    (ii) any lack of validity or enforceability of any Letter of Credit, any drawings thereunder or any related contract;

                    (iii) any statement or any other document presented under any Letter of Credit that proves to be forged, fraudulent or invalid or insufficient in any respect or any statement therein that proves to be untrue or inaccurate in any respect whatsoever; or


                    (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate or other document that does not comply with the terms of such Letter of Credit unless such payment by the Issuing Bank constituted gross negligence or willful misconduct of the Issuing Bank.


          (c) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted to be taken in the absence of gross negligence or willful misconduct, shall not put the Issuing Bank under any resulting liability to any Bank or relieve that Bank of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.

          Section 2A.4 Letter of Credit Fee. The Borrower agrees to pay to the Issuing Bank its standard issuance and negotiation fees, plus a letter of credit fee of 1/4% per annum of the face amount of each Letter of Credit for the term of each Letter of Credit for the account of, and to be distributed by the Agent to, each Bank participating in such Letter of Credit according to its Pro Rata Share of each such Letter of Credit, plus an additional fee of 1/4 of 1% per annum of the face amount of each solely for the account of the Issuing Bank. Such letter of credit fees shall be nonrefundable and shall be payable quarterly in arrears on each Payment Date. All such fees shall be calculated on the basis of a 360 day year.

          Section 2A.5 Increased Costs, Illegality. (a) In the event that the Issuing Bank or any L/C Participant shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time that it shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any Letter of Credit, in any such case because of any change since the date hereof in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof or any directive or request related thereto and including the introduction of any new law or governmental rule, regulation, guideline or order (such as, for example but not limited to, a change in official reserve requirements), whether or not having the force of law and/or other circumstances affecting the Issuing Bank or such L/C Participant as a result of any such change; then, and in any such event, the Issuing Bank or such L/C Participant shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Borrower and (if applicable) the Issuing Bank of such determination (which notice the Issuing Bank shall promptly transmit to each of the Banks). Thereafter, the Borrower shall pay to the Issuing Bank or such L/C Participant, upon notice by the Issuing Bank or L/C Participant, as the case may be, in accordance with Section 2.21 therefor, such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as the Issuing Bank or such L/C Participant in its reasonable discretion shall determine) as shall be required to compensate the Issuing Bank or such L/C Participant for such increased costs or reduction in amounts received or receivable hereunder.

                    (b) In the case of any Letter of Credit or requested Letter of Credit affected by the circumstances described above, the Borrower may, if any such Letter of Credit has not yet been issued but is then the subject of a Letter of Credit Request, be deemed to have cancelled and rescinded such Request, provided, however, that all L/C Participants whose participation in such Letter of Credit are affected by the circumstances described in clause
(a) above shall be treated in the same manner under this clause (b).


SECTION 3.  CONDITIONS PRECEDENT

          Section 3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of each Bank to make Loans hereunder, the obligation of the Swingline Lender to make Swingline Loans hereunder and the obligation of the Issuing Bank to issue any Letter of Credit hereunder are subject to the satisfaction on or prior to the Restatement Effective Date of the following conditions precedent:

                    (a)     Loan Documents.

                         (i) Credit Agreement. The Borrower and Holdings shall have executed and delivered this Amended and Restated Credit Agreement to the Agent and each of the Banks.

                         (ii) Notes. The Borrower shall have executed and delivered to each Bank the Notes payable to such Bank.

                         (iii) Guaranty. Holdings shall have executed and delivered the Holdings Guaranty to the Agent.

                    (b)     Opinions of Counsel.

                    The Agent and the Banks shall have received legal opinions, dated the Restatement Effective Date, from (i) Rogers & Wells, special New York counsel to the Borrower, substantially in the form set forth as Exhibit G-1 and (ii) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agent, substantially in the form set forth as Exhibit G-2.

                    (c) Corporate Documents. The Agent and the Banks shall have received the Certificate of Incorporation (or its equivalent) of Holdings and the Borrower, as amended, modified or supplemented to the Restatement Effective Date, certified to be true, correct and complete by the appropriate Secretary of State as of the Restatement Effective Date or a recent date prior to the Restatement Effective Date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business, each to be dated the Restatement Effective Date or a recent date prior to the Restatement Effective Date.

                    (d) Certified Resolutions, etc. The Agent shall have received a certificate of the Secretary or Assistant Secretary of each of Holdings and the Borrower dated the Restatement Effective Date certifying (i) the names and true signatures of their respective incumbent officers authorized to sign the applicable Loan Documents and act as its representative for the purposes of signing documents and giving notices and communications in connection therewith, (ii) their respective By-Laws as in effect on the Restatement Effective Date, (iii) the resolutions of their respective Boards of Directors approving and authorizing the execution, delivery and performance of all Loan Documents to which it is a party, and (iv) that there have been no changes in their respective Certificates of Incorporation since the date of the certification thereof by the appropriate Secretary of State referred to in clause (c) above.

               (e) Insurance. The Agent and the Banks shall have received a certificate of an Authorized Officer of the Borrower certifying that all policies of insurance as required pursuant to Section 5.3 are in full force and effect and not subject to cancellation.

               (f) Liens, etc. The Agent and the Banks shall have received evidence satisfactory to the Agent and the Required Banks of the status of Uniform Commercial Code liens, tax liens, judgments and outstanding litigation with respect to Holdings and its Subsidiaries in the States of Michigan and Minnesota.

               (g) Solvency Certificate. The Agent and the Banks shall have received a certificate signed by the chief financial officer of each of Holdings and the Borrower (which may be a single certificate signed by such officer on behalf of both Holdings and the Borrower), in form and substance satisfactory to the Agent and the Banks, containing conclusions as to the solvency, adequacy of capital, and ability to pay its debts of Holdings (on a consolidated basis) and the Borrower after giving effect to the transactions contemplated hereby.

               (h) Environmental Matters. The Agent and the Banks shall be satisfied in their sole discretion that neither Holdings, the Borrower nor any other Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect.

               (i) Fees and Expenses. Chase shall have received, for its account and for the account of each Bank, as applicable, all Fees and other fees and expenses due and payable hereunder on or before the Restatement Effective Date.

               (j) Additional Matters. The Agent and the Banks shall have received such other certificates, opinions, documents and instruments relating to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement as may have been reasonably requested by the Agent or any Bank, and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto), and all matters in connection with this Agreement, the other Loan Documents and the transactions contemplated by this Agreement (including, without limitation, legal, tax, labor, benefit and environmental matters) shall be satisfactory to the Agent and the Banks.

          Section 3.2 Conditions Precedent to All Loans and Issuance of Letters of Credit. The obligation of each Bank to make any Loan, the obligation of the Swingline Lender to make any Swingline Loan and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction on or prior to the date such Loan is made or such Letter of Credit is issued, as the case may be, of the following conditions precedent:

               (a) Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents (other than representations and warranties which expressly speak only as of a specific date) shall be true and correct in all material respects on the date such Loan is made or on the date such Letter of Credit is issued, as the case may be, both before and after giving effect to the making of such Loan or the issuance of such Letter of Credit, as the case may be.

               (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date, either before or after giving effect to the making of such Loan or the issuance of such Letter of Credit, as the case may be.

               (c) No Injunction. No law or regulation shall have been adopted, and no order, judgment or decree of any governmental authority shall have been issued, which would enjoin, prohibit or restrain the making or repayment of the Loans, the issuance of or the reimbursement for the Letters of Credit.

               (d) Notice of Borrowing. In the case where any Loan is to be made, the Agent and the Banks shall have received a fully executed Notice of Borrowing in respect of the Loans to be made on such date in accordance with
Section 2.1, 2.2 or 2.3, as appropriate.

               (e) Letter of Credit Request. In the case where any Letter of Credit is to be issued, the Issuing Bank shall have received a fully executed Letter of Credit Request in respect of the Letter of Credit to be issued on such date in accordance with Section 2A.1(a).

          The acceptance of the proceeds of each Loan or the issuance of each Letter of Credit shall constitute a representation and warranty by Holdings and the Borrower to each of the Banks or the Issuing Bank, as the case may be, that all of the conditions required to be satisfied under this Section 3 in connection with the making of such Loan or the issuance of each Letter of Credit have been satisfied.

          In the case where any Loan is to be made, all of the Notes, certificates, agreements, legal opinions and other documents and papers referred to in this Section 3, unless otherwise specified, shall be delivered to the Agent, for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks, and shall be satisfactory in form and substance to each of the Banks; and in the case where a Letter of Credit is to be issued, all of the certificates, agreements, legal opinions and other documents and papers referred to in this Section 3, unless otherwise specified, shall be delivered to the Issuing Bank, in sufficient counterparts for each of the Issuing Bank and the L/C Participants, and shall be satisfactory in form and substance to the Issuing Bank and each of the L/C Participants.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Banks to enter into this Agreement, to make the Loans and to issue the Letters of Credit, Holdings and the Borrower make the following representations and warranties, which shall survive the execution and delivery of this Agreement and the Notes, the making of the Loans and the issuance of the Letters of Credit until all Obligations are indefeasibly repaid in full and this Agreement and the Commitments are terminated:

          Section 4.1 Corporate Status. Holdings, the Borrower and each of their respective Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified.

          Section 4.2 Corporate Power and Authority. Each of Holdings and the Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and each other agreement or instrument to be executed and delivered by it in connection with the Restructuring and has taken all necessary corporate action to authorize the execution, delivery and performance by it of such Loan Documents and other agreements or instruments in connection with the Restructuring. Each of Holdings and the Borrower has duly executed and delivered each such Loan Document to which it is a party, and each such Loan Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, moratorium or other similar laws at the time in effect relating to the enforceability of the rights of creditors generally and to general principles of equity.

          Section 4.3 No Violation. None of the execution, delivery or performance by Holdings or the Borrower of the Loan Documents to which it is a party, compliance by it with the terms and provisions thereof or the con-summation of the transactions contemplated thereby, including without limitation, the Restructuring (i) will contravene any applicable provision of any law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings, the Borrower or any other Subsidiary pursuant to the terms of any indenture, mortgage, deed of trust, or other material agreement or other instrument to which Holdings, the Borrower or any such Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of Holdings or the Borrower.

          Section 4.4 Litigation. There are no actions, charges, grievances, arbitrations, claims, suits or proceedings pending or, to Holdings or the Borrower's knowledge, threatened (including any condemnation or similar proceeding) (i) with respect to any of the Loan Documents or (ii) except as set forth in Schedule 4.4, that could, individually or in the aggregate, result in a Material Adverse Effect.

          Section 4.5      Financial Statements; Financial Condition; etc.   The
Borrower has no material liability (contingent or otherwise) forward or long-term commitments or anticipated losses from any unfavorable commitments not reflected in the financial statements most recently made a part of the Borrower's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 1997 or in the notes thereto or on any other financial statements subsequently filed with the annual or quarterly reports of Holdings on Forms 10-K or 10-Q, as the case may be.

          Section 4.6 Projections. The most recent projections delivered pursuant to Section 5.1(k) of the Existing Credit Agreement have been prepared on the basis of the assumptions accompanying them, and such projections and assumptions, as of the date of preparation thereof and as of the Restatement Effective Date, are reasonable and represent the Borrower's good faith estimate of its future financial performance, it being understood that nothing contained in this
Section 4.6 shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

          Section 4.7 Material Adverse Change. Since March 31, 1997, there has occurred no material adverse change in the condition (financial or otherwise), operation, assets, nature of assets, liabilities or prospects of Holdings, the Borrower and their respective Subsidiaries, taken as a whole.

          Section 4.8 Use of Proceeds; Margin Regulations. All proceeds of each Loan will be used by the Borrower only in accordance with the provisions of
Section 2.22. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Federal Reserve Board.

          Section 4.9 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with
(i) the execution, delivery and performance by Holdings or the Borrower of any Loan Document or the consummation of any of the transactions contemplated thereby, (ii) the legality, validity, binding effect or enforceability of any Loan Document with respect to Holdings or the Borrower or (iii) the Restructuring, except those that have already been duly made or obtained and remain in full force and effect.

          Section 4.10 Tax Returns and Payments. Each of Holdings, the Borrower and the other Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due, other than those not yet delinquent or those that are reserved against in accordance with GAAP which are being diligently contested in good faith by appropriate proceedings.

          Section 4.11 ERISA. Schedule 4.11 lists, as of the Restatement Effective Date, all Plans. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan that could have a Material Adverse Effect. There are no Unfunded Benefit Liabilities under any Plan that are reasonably expected by Holdings or the Borrower to result in a Material Adverse Effect within the next two calendar years from the date this representation and warranty is made. Holdings, the Borrower and each member of their ERISA Controlled Group have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan that could have a Material Adverse Effect. The aggregate potential total withdrawal liability, and the aggregate potential annual withdrawal liability payments of the Borrower and the members of its ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Borrower and the members of its ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not greater than $3,000,000 and $1,000,000, respectively. To the best knowledge of Holdings and the Borrower, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA), in either case which could reasonably be expected to result in a Material Adverse Effect. No material liability to the PBGC (other than required premium payments) or to any Multiemployer Plan on account of a complete or partial withdrawal therefrom has been, or is expected by Holdings and the Borrower to be, incurred by Holdings and the Borrower or any member of their ERISA Controlled Group, which could result in a Material Adverse Effect. No lien under
Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by Holdings and the Borrower to be imposed on the assets of Holdings or the Borrower or any member of their ERISA Controlled Group.

          Section 4.12 Investment Company Act; Public Utility Holding Company Act. Neither Holdings nor the Borrower is (x) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (y) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

          Section 4.13 No Material Adverse Effect as of Restatement Effective Date. As of the Restatement Effective Date, there is no fact, event or condition known to Holdings or the Borrower which constitutes or could reasonably be expected to have a Material Adverse Effect.

          Section 4.14 Corporate Structure; Capitalization. Schedule 4.14 hereto sets forth, as of the Restatement Effective Date, the number of authorized and issued shares of capital stock or other equity interests, as the case may be, of each of Holdings' and the Borrower's Subsidiaries and the Double Eagle, the par value thereof and the registered owner(s) thereof. All of such stock has been duly and validly issued and is fully paid and non-assessable.

          Section 4.15  Environmental Matters.  (a)  Except as set forth in
Schedule 4.15, (i) each of Holdings and the Borrower, the other Subsidiaries and, to the best of the Holdings' and Borrower's knowledge, their respective Environmental Affiliates are in compliance with all applicable Environmental Laws except where noncompliance could not have a Material Adverse Effect, (ii) each of Holdings, the Borrower and the other Subsidiaries and, to the best of Holdings' and the Borrower's knowledge, their respective Environmental Affiliates have all material Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted which the failure to have could reasonably be expected to have a Material Adverse Effect, (iii) none of Holdings, the Borrower or any of the other Subsidiaries, or, to the best of Holdings' and the Borrower's knowledge, any of their respective Environmental Affiliates has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that Holdings, the Borrower, any other such Subsidiary or such Environmental Affiliate is not in full compliance with all Environmental Laws, which noncompliance could reasonably be expected to have a Material Adverse Effect, and (iv) to Holdings' and the Borrower's best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future, except such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

              (b) Except as set forth in Schedule 4.15, to the best of Holdings' and the Borrower's knowledge after due inquiry, there is no Environmental Claim pending or threatened against Holdings, the Borrower, any of the other Subsidiaries or any of their respective Environmental Affiliates which could reasonably be expected to have a Material Adverse Effect.

              (c) Except as set forth in Schedule 4.15, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Holdings or the Borrower, any of the other Subsidiaries or, to the best of Holdings' and the Borrower's knowledge, any of their respective Environmental Affiliates, which Environmental Claim could reasonably be expected to have a Material Adverse Effect.

          Section 4.16 Patents, Trademarks, etc. Holdings, the Borrower and each of the other Subsidiaries have obtained and hold in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted and which the failure to hold could reasonably be expected to result in a Material Adverse Effect. To the best of Holdings' and the Borrower's knowledge, no material product, process, method, substance, part or other material presently sold by or employed by Holdings or the Borrower or the other Subsidiaries in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, which infringement could reasonably be expected to result in a Material Adverse Effect. There is not pending or, to Holdings' and the Borrower's knowledge, overtly threatened, any claim or litigation against or affecting Hold-ings, the Borrower or any of the other Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material.

          Section 4.17 Ownership of Property. Holdings, the Borrower and each of the other Subsidiaries have good and valid title to or valid leasehold interests in all of their material real property and good title to all of their personal property subject to no Lien of any kind except Liens permitted hereby. Holdings, the Borrower and each of the other Subsidiaries enjoy peaceful and undisturbed possession under all of their material respective leases.

          Section 4.18 No Default. None of Holdings, the Borrower or any other Subsidiary is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, which default could reasonably be expected to result in a Material Adverse Effect.

          Section 4.19 Licenses, etc. Each of Holdings, the Borrower and the other Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted and which the failure to hold in full force and effect could reasonably be expected to have a Material Adverse Effect.

          Section 4.20 Compliance with Law. Holdings, the Borrower and each other Subsidiary is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees except to the extent such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          Section 4.21 No Burdensome Restrictions. None of Holdings, the Borrower nor any other Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect.

          Section 4.22 Property Rights, Services, etc. All services, means of transportation, facilities and other materials necessary for the operation of the Plant and the Power Plant at their designed capacities (including, without limitation, as necessary, gas, electrical, water and sewage services and facilities) are available to the Plant and the Power Plant and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials.

          Section 4.23 Merger and Restructuring . The Merger and Restructuring have been consummated in accordance with all applicable laws and are in full force and effect.


SECTION 5.  AFFIRMATIVE COVENANTS.

          Each of Holdings and the Borrower covenants and agrees that on and after the Restatement Effective Date, until the Total Commitment has terminated and the Obligations are paid in full:

          Section 5.1 Information Covenants. Holdings and/or the Borrower will furnish to each Bank:

               (a) Quarterly Financial Statements. Within forty-five (45) days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, the consolidated balance sheet of Holdings as at the end of such quarterly period and the related consolidated statements of operations, stockholders' equity (or deficiency) and cash flow for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year.

               (b) Annual Financial Statements. Within ninety (90) days after the close of each fiscal year of Holdings, the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of operations, stockholders' equity (or deficiency) and cash flow for such fiscal year, certified without qualification by Price Waterhouse or other independent certified public accountants of recognized na-tional standing reasonably acceptable to the Required Banks, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of Holdings, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default, or if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

               (c) Management Letters. Promptly after Holdings' or the Borrower's receipt thereof, a copy of any "management letter" or other material report received by Holdings or the Borrower from its independent certified public accountants.

               (d) Budgets. Within sixty (60) days after the commencement of each fiscal year of Holdings, a budget and financial forecast of results of operations and sources and uses of cash (in form reasonably satisfactory to the Required Banks) prepared by Holdings for such fiscal year (and, in any event, covering the Borrower and each of the other Subsidiaries of Holdings), accompanied by a written statement of the assumptions used in connection therewith, together with a certificate of the chief financial officer of Holdings to the effect that such budget and financial forecast and assumptions are reasonable and represents Holding's good faith estimate of its future financial requirements and performance.

               (e) Officer's Certificates. At the time of the delivery of the financial statements under clauses (a) and (b) above, a certificate of the chief financial officer of Holdings which certifies (x) that such financial statements fairly present the financial condition and the results of operations of Holdings on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of Holdings, the Borrower and the other Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action Holdings or the Borrower proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish (i) whether Holdings was in compliance with the provisions of Section 6.1 during (with respect to Sections 6.1(a), 6.1(c), 6.1(d) and 6.1(e)) and as at the end of (with respect to Section
6.1(b)) the accounting period covered by the financial statements accompanied by such certificate, and (ii) a calculation of the Leverage Ratio for the last fiscal quarter covered by such financial statements.

               (f) Notice of Default or Litigation. Promptly, and in any event within three Business Days after Holdings or the Borrower obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened, or any material development in any such litigation or proceeding, against the Borrower which could result in a Material Adverse Effect and (iii) any other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.

               (g) ERISA. (i) As soon as possible and in any event within 10 days after Holdings or the Borrower knows, or has reason to know, that:

                    (A) any Termination Event or Reportable Event with respect to an ERISA Plan has occurred or will occur which, in either case, could reasonably be expected to result in a Material Adverse Effect, or

                    (B) any condition exists with respect to an ERISA Plan other than a Multiemployer Plan which presents a material risk of termination of the Plan or imposition of an excise tax or other liability on Holdings or the Borrower or any member of their ERISA Controlled Group which could, in any such case, reasonably be expected to result in a Material Adverse Effect, or






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

               (C) Holdings, the Borrower or any member of their ERISA Controlled Group has applied for a waiver of the minimum funding standard under
Section 412 of the Code or Section 302 of ERISA, or

               (D) the aggregate present value of the Unfunded Benefit Liabilities under all ERISA Plans is in any year an amount in excess of 10% of the Plan Assets, or

               (E) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by Holdings or the Borrower or any member of their ERISA Controlled Group from a Multiemployer Plan which could result in a Material Adverse Effect, or

               (F) the potential withdrawal liability (as determined in accordance with Title IV of ERISA) of Holdings or the Borrower and the members of their ERISA Controlled Group with respect to all Multiemployer Plans is an amount in excess of $1,000,000, or

               (G) there is an action brought against Holdings, the Borrower or any member of their ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA which could result in a Material Adverse Effect;

a certificate of the president or chief financial officer of Holdings and the Borrower setting forth the details of each of the events described in clauses
(A) through (G) above as applicable and the action which Holdings and the Borrower or the applicable member of their ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (A) through (G) above, as applicable shall be promptly delivered to the Agent and the Banks.

          (ii) As soon as possible and in any event within three Business Days after the receipt by Holdings, the Borrower or any member of their ERISA Controlled Group of a demand letter from the PBGC notifying Holdings






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

or the Borrower or such member of their ERISA Controlled Group of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the president or chief financial officer of Holdings and the Borrower setting forth the action which Holdings and the Borrower or such member of their ERISA Controlled Group proposes to take with respect thereto.

               (h) SEC Filings. Promptly after the filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports described on Schedule 5.1(h), if any, which Holdings or the Borrower or any other Subsidiary shall file with the Securities and Exchange Commission or any governmental agency substituted therefor or which Holdings, the Borrower or any such other Subsidiary shall send to its stockholders generally.

               (i) Environmental Notices. Promptly, and in any event within ten Business Days after becoming aware of the existence of any of the following conditions, a certificate of the chief executive officer or chief financial officer of Holdings or the Borrower specifying in detail the nature of such condition and the proposed response thereto: (i) the receipt by Holdings, the Borrower or any other Subsidiary or any of their respective Environmental Affiliates of any written communication that alleges that Holdings, the Borrower or such Subsidiary or such Environmental Affiliate is not in compliance with applicable Environmental Laws, which noncompliance could reasonably be expected to have a Material Adverse Effect, (ii) Holdings, the Borrower or any other Subsidiary or any of their respective Environmental Affiliates shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against such Person, which could reasonably be expected to have a Material Adverse Effect, or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against Holdings, the Borrower or any other Subsidiary or any of their respective Environmental Affiliates, which Environmental Claim could reasonably be expected to have a Material Adverse Effect.

               (j) Annual Environmental Reporting. Within thirty (30) days of the end of each fiscal year of

Holdings, Holdings and the Borrower shall submit to the Agent a report on the status of environmental compliance. The report shall include the following with respect to Holdings, the Borrower, each other Subsidiary and each Environmental Affiliate, as applicable:

          (i) the status of all matters with respect to which notices were required to have been given pursuant to Section 5.1(i);

          (ii)  the cause or causes of any such matters;

          (iii)  the actions taken to address such matters;

          (iv) plans to resolve or eliminate the reasons such notices were required to be given and, as applicable, to prevent the recurrence of such problems;

          (v) the costs that are reasonably anticipated to be associated with actions described in such report and the statutory penalties, if any, and other potential liabilities that could be associated with such problems; and

          (vi) the status of applicable Environmental Approvals, including without limitation dates of permit renewals, applications and expiration.

          (k) Projections. By November 1 of each year, projections (prepared in a manner consistent with the projections delivered pursuant to Section 4.6 hereof) for the next succeeding 5 year period.

          (l) Other Information. From time to time, such other information or documents (financial or otherwise) as any Bank may reasonably request.

          Section 5.2 Books, Records and Inspections. Holdings and the Borrower shall, and shall cause each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings and the Borrower shall, and shall cause each other Subsidiary to, permit






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officers and designated representatives of the Agent and any Bank to visit and inspect any of the properties of Holdings, the Borrower or any other Subsidiary, and to examine the books of record and accounts of Holdings and the Borrower or any other Subsidiary, and discuss the affairs, finances and accounts of Holdings, the Borrower or any other Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times as the Agent or such Bank may desire.

          Section 5.3 Maintenance of Insurance. Holdings and the Borrower shall, and shall cause each other Subsidiary to, maintain in effect the insurance listed on Schedule 5.3 hereto with financially sound and reputable insurance companies. The insurance policies and coverage listed and described thereon shall not be altered or cancelled without the prior consent of the Required Banks if, as a result thereof, Holdings and the Borrower shall fail to maintain insurance with such coverages as is customary for companies in the same general area engaged in the same or similar business.

          Section 5.4 Taxes. Holdings and the Borrower shall pay or cause to be paid, and shall cause each other Subsidiary to pay or cause to be paid, when due, all taxes, charges and assessments and other lawful claims required to be paid by Holdings, the Borrower or any such other Subsidiary, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP.

          Section 5.5 Corporate Franchises. Holdings and the Borrower shall, and shall cause each other Subsidiary to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, service marks, trade names, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals except where the failure to so preserve any of the foregoing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.






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

          Section 5.6 Compliance with Law. Holdings and the Borrower shall, and shall cause each other Subsidiary to and shall use their best efforts to cause Double Eagle to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, all Environmental Laws, except such non-compliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 5.7 Performance of Obligations. Holdings and the Borrower shall, shall cause each other Subsidiary to and shall use their best efforts to cause Double Eagle to, perform in all material respects all of their respective obligations and preserve and protect in all material respects its rights under the terms of each mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party if the failure to so perform could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 5.8 Maintenance of Properties. Holdings and the Borrower shall, shall cause each other Subsidiary to and shall use its best efforts to cause Double Eagle to, ensure that its material properties used or useful and necessary in its business are kept in good repair, working order and condition, normal wear and tear excepted, provided that neither Holdings, the Borrower nor any other Subsidiary shall be required to maintain, repair or improve any such property which in its good faith opinion is obsolete, surplus, unfit for use or cannot be advantageously employed in the conduct of its business.

          Section 5.9 Environmental Matters. (a) Upon the occurrence of any release, emission, discharge or disposal of any Material of Environmental Concern which could reasonably be expected to form the basis of an Environmental Claim against Holdings, the Borrower, any other Subsidiary or any Environmental Affiliate, which occurrence could reasonably be expected to result in a Material Adverse Effect, Holdings and the Borrower shall,



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

and shall cause each such other Subsidiary or Environmental Affiliate to, (i) take all necessary steps and actions to initiate and expeditiously complete all required remedial actions in connection therewith, and (ii) keep the Agent informed of such actions and the results thereof.

          (b) Obtain and keep in full force and effect all Environmental Approvals necessary or required for the management, use, control, ownership or operations of its business, property or assets, unless the failure to so obtain and keep in full force and effect any such Environmental Approval could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.  NEGATIVE COVENANTS

          The Borrower covenants and agrees that on and after the Closing Date, until the Total Commitment has terminated and the Obligations are paid in full:

          Section 6.1      Financial Covenants.

               (a) Current Ratio. Holdings shall not at any time permit its Current Ratio to be less than 1.50:1.

               (b) Debt Service Coverage Ratio. Holdings shall not for any fiscal quarter of Holdings, permit the Debt Service Coverage Ratio for the immediately preceding four fiscal quarters to be less than 3.00 to 1 provided that, for purposes of this Section 6.1(h), for the period prior to the first four fiscal quarters of Holdings ending after the Restatement Effective Date, such Debt Service Coverage Ratio shall be calculated based on (i) as at the end of the first fiscal quarter ended after the Restatement Effective Date, the preceding fiscal quarter of Holdings and the preceding three fiscal quarters of the Borrower prior to the Restatement Effective Date, (ii) as at the end of the first two fiscal quarters following the Restatement Effective Date, the preceding two fiscal quarters of Holdings and the preceding two fiscal quarters of the Borrower prior to the Restatement Effective Date and (iii) as at the end of the first three fiscal quarters following the Restatement Effective Date, the preceding three fiscal quarters of Holdings and the preceding one fiscal quarter of the Borrower prior to the Restatement Effective Date.

               (c) Leverage Ratio. Holdings shall not at any time permit its Leverage Ratio to be greater than 1.75 to 1.00.

               (d) Total Debt Ratio. Holdings shall not at any time permit its ratio of Total Debt to the sum of Total Debt plus Tangible Net Worth to be greater than 0.30 to 1.00.

               (e) Tangible Net Worth. Holdings shall not at any time permit its Tangible Net Worth to be less than an amount equal to $417,265,000 (as at December 31, 1996) plus the aggregate of the Annual Increase for each fiscal year of Holdings that shall have elapsed during the period from January 1, 1997 through the date as at which compliance with this subsection (e) is being determined.

          Section 6.2 Liens. Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than:

               (a) Liens existing on the Restatement Effective Date and set forth on Schedule 6.2 hereto [SUBJECT TO RESULTS OF LIEN SEARCH];

               (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

               (c) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens arising by operation of Law, in each case created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established;

               (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds,



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bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

               (e) Easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of Holdings, the Borrower or any other Subsidiary and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by Holdings, the Borrower or any such Subsidiary;

               (f) Liens created pursuant to Capitalized Leases to the extent the Borrower is in compliance with Section 6.1, provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capitalized Lease;

               (g) subject to compliance with Section 6.1, Liens existing on property or assets of a Person immediately prior to its becoming a Subsidiary of Holdings or the Borrower and which Lien was not created, incurred or assumed by such Person in anticipation thereof, provided that such Lien shall at all times be confined solely to the property subject thereto at the time such Person becomes a Subsidiary of Holdings or the Borrower;

               (h) Liens securing Indebtedness of the Borrower or any other Subsidiary (and any refinancings, refundings, renewals or extensions thereof on terms no less favorable (taken as a whole) to the Borrower or such other Subsidiary, as the case may be, provided that the principal amount of such Indebtedness is not increased) incurred after the Restatement Effective Date solely for the purpose of financing an acquisition by the Borrower or such other Subsidiary of real or personal property or the cost of construction or improvements to or on such property, or Liens existing on such property so acquired at the time of acquisition thereof, provided that:

          (a) each such Lien shall at all times be confined solely to the property so acquired;

          (b) the principal amount of Indebtedness secured by each such Lien shall at no time exceed the lesser of (A) the cost to such Person of the property subject thereto or (B) the fair value of such property (as determined in good faith by the Board of Directors of the Borrower or such other Subsidiary, as the case may be) at the time of the acquisition thereof or completion of construction thereon;

          (c) the aggregate principal amount of all Indebtedness secured by all such Liens shall not exceed $10,000,000; and

               (i) Liens not otherwise permitted pursuant to subclauses (a) through (h) above securing Indebtedness not in excess of $10,000,000 in the aggregate at any time outstanding; and

               (j) Liens securing Non-Recourse Debt, provided such Liens do not secure in excess of $30,000,000 aggregate principal amount of Non-Recourse Debt (plus accrued interest thereon).

          Section 6.3      Restriction on Fundamental Changes.

               (a) Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its assets, whether now or hereafter acquired, except as otherwise permitted under Section 6.4, provided that (x) Holdings or the Borrower may consolidate or merge with any other Person if (i) Holdings or the Borrower, as the case may be, shall be the surviving or continuing entity, (ii) at the time of such consolidation or merger and after giving effect thereto, no Default shall have occurred and be continuing, (iii) such other Person shall be primarily engaged in the business of manufacturing and/or processing steel or steel-related products and (iv) the Agent and the Banks shall have received a certificate from an Authorized Officer of the Borrower certifying that, after giving effect to such merger or consolidation, there is no reasonable likelihood of a Material Adverse Effect re-



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

sulting therefrom, and (y) any Subsidiary of Holdings (other than the Borrower) may merge with or into any other Subsidiary of Holdings (other than the Borrower).

               (b) Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, (i) acquire, by purchase or otherwise any other Person (regardless of whether such transaction is structured as a sale of stock or assets) or (ii) enter into any partnership or joint venture (other than any partnership or joint venture in existence on the Restatement Effective Date), provided that Holdings, the Borrower or any other Subsidiary may (x) so acquire any other Person if (i) at the time of such acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing,
(ii) the Person which is being acquired shall be primarily engaged in the business of manufacturing and/or processing steel or steel-related products and
(iii) there is no reasonable likelihood of a Material Adverse Effect resulting therefrom and (y) enter into a partnership or joint venture if such partnership or joint venture (each, a "New JV") shall be primarily engaged in the business of manufacturing and/or processing steel or steel-related products and that, after giving effect to such New JV, there is no reasonable likelihood of a Material Adverse Effect resulting therefrom.

               (c) Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, amend or modify its certificate of incorporation or by-laws or, in the case of the Double Eagle, its Joint Venture Agreement if such amendment or modification could have a Material Adverse Effect.

               (d) Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, be or become a "holding company" or a "subsidiary company" of a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               (e) Neither Holdings nor the Borrower shall have or create any Subsidiaries except those set forth on Schedule 6.3(e) or otherwise permitted to be formed pursuant to, and subject to the terms and provisions of,
Section 6.6(i).

          Section 6.4 Sale of Assets. Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, convey, lease, sell, transfer or otherwise dispose of (or agree to do so at any future time) all or any part of its property or assets and shall not enter into, or agree to, any transaction involving or in connection with the sale and/or securitization of any of its receivables, except (i) sales of inventory in the ordinary course of business,
(ii) sales of equipment or other assets which are uneconomic, obsolete or no longer useful in its business, (iii) sales of assets described on Schedule 6.4 hereof for not less than the fair market value (as determined by Holdings' or the Borrower's Board of Directors in good faith), (iv) the sale or other disposition of other assets in an aggregate amount not to exceed $25,000,000 (based on the fair market value of such assets at the time of such sale or other disposition) during the term of this Agreement and until all Obligations are paid in full and (v) the Borrower may transfer all of its interests in any joint venture or Subsidiary, including Double Eagle, existing on the Restatement Effective Date to Holdings or to any wholly- owned Subsidiary of Holdings.

          Section 6.5 Dividends. Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, declare or pay any dividends (other than dividends payable solely in common stock), or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued with respect to its capital stock), or set aside any funds for any of the foregoing purposes (all the foregoing "Dividends"), except that if no Default or Event of Default shall have occurred and shall be continuing after giving effect thereto, (i) dividends may be made on Holdings' common stock in an aggregate amount in any fiscal year, when added to any dividends made on the Borrower's common stock pursuant to the subclause (i) of Section 6.5 of the Existing Credit Agreement in such fiscal year, do not exceed the greater of (A) $8,000,000 and
(B) 50% of the cumulative consolidated Net Income (if positive) of Holdings for the immediately preceding four fiscal quarters, (ii) dividends may be made to Holdings by the Borrower or any other Subsidiary, (iii) dividends may be made on any preferred stock issued by Holdings or the Borrower, if in each case, after giving effect thereto, Holdings and the Borrower shall be in compliance with
Section 6.1, (iv) Holdings may make purchases of its common stock in the open market at the then prevailing market prices solely for the purposes of matching contributions of any employee benefit or other similar type plan now or hereafter maintained by the Borrower, and (v) Holdings and the Borrower may repurchase shares of its common stock and options and warrants thereon granted to employees and directors of Holdings and the Borrower in accordance with the terms of any employee benefit or other similar type plan now or hereafter maintained by Holdings and the Borrower.

          Section 6.6 Advances, Investments and Loans. Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, lend money or credit or make advances to any Person, or directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that the following shall be permitted:

               (a) accounts receivable, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

               (b) loans and advances to Holdings or any of its Subsidiaries by any of its Subsidiaries;

               (c) loans and advances by Holdings to any of its Subsidiaries;

               (d) loans and advances in cash to, or the provision of credit in the nature of guarantees for the benefit of, Double Eagle and any New JV in an aggregate outstanding amount not to exceed the greater of (i) $55,000,000 and
(ii) 10% of Tangible Net Worth;

               (e) loans and advances by Holdings or any Subsidiary to their employees in the ordinary course of its business not exceeding $250,000 in the aggregate at any one time outstanding;

               (f) Holdings, the Borrower and the other Subsidiaries may acquire and hold Cash Equivalents;

               (g) transactions permitted pursuant to Sections 6.3(a) and 6.3(b);

               (h) capital contributions by Holdings to Double Eagle to the extent necessary to fund its operating expenses incurred in the ordinary course of business and to fund capital expenditures of the Double Eagle; and

               (i) capital contributions solely in cash to any newly formed Subsidiary, provided, however, that if any such capital contributions exceeds $10,000,000 in the aggregate to all such Subsidiaries, Holdings shall cause each such Subsidiary to guaranty the Obligations to the extent of the total amount of capital contributions to any such Subsidiary, and Holdings shall cause to be delivered to the Agent a guaranty agreement in form and substance satisfactory to the Agent and the Banks, together with such other documents and opinions of counsel in connection with the foregoing as may be reasonably requested by the Agent or its counsel.

          Section 6.7 Transactions with Affiliates. Holdings and the Borrower shall not, shall not permit any other Subsidiary to and shall use their best efforts to not permit Double Eagle or any New JV, to enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate (other than Worthington, Double Eagle or any New JV), other than on terms and conditions at least as favorable to Holdings or the Borrower or such Subsidiary as would be obtainable by Holdings or the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, except as set forth in
Schedule 6.7 and except that the Borrower may purchase pellets from Eveleth Mines for use in the Borrower's business.

          Section 6.8 Changes in Business. Holdings and the Borrower shall not, shall not permit any other Subsidiary to and shall use its best efforts to not permit Double Eagle or any New JV to, enter into any business which is substantially different from that conducted by Holdings, the Borrower, such Subsidiary, Double Eagle or



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

any New JV which is in existence on the Restatement Effective Date, as the case may be, on the Restatement Effective Date.

          Section 6.9 Certain Restrictions. Holdings and the Borrower shall not, shall not permit any other Subsidiary to, and shall use their best efforts to not permit Double Eagle or any New JV to, enter into any agreement which restricts the ability of Holdings, the Borrower, any Subsidiary, any such New JV or the Double Eagle, as the case may be, to (a) enter into amendments, modifications or waivers of the Loan Documents, (b) sell, transfer or otherwise dispose of its assets, (c) create, incur, assume or suffer to exist any Lien upon any of its property, (d) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness, or (e) pay any Dividend; provided, however, (i) agreements governing Indebtedness secured by any Lien permitted pursuant to Section 6.2(a), (f), (g), (h) or (j) which contain restrictions of the types referred to in clauses (b) or (c) with respect to the property secured thereby shall be permitted and (ii) any such agreements may contain the restriction of the types referred to herein to the extent such restrictions are not more restrictive to Holdings, the Borrower, its Subsidiaries, such New JV or Double Eagle than those set forth in this Agreement.

          Section 6.10 Fiscal Year; Fiscal Quarter. Holdings and the Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year or any fiscal quarter.

          Section 6.11 Plans. Holdings and the Borrower shall not, and shall not permit any member of their ERISA Controlled Group to, take any action which would increase the aggregate present value of the Unfunded Benefit Liabilities under all Plans to an amount in excess of 10% of Plan Assets.


SECTION 7.  EVENTS OF DEFAULT

          Section 7.1 Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or



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condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any court or administrative or governmental body:

               (a) Failure to Make Payments. The Borrower shall default in the payment when due of any principal of or interest on the Loans, or fail to reimburse the Issuing Bank for any payment or disbursement made by the Issuing Bank under any Letter of Credit on the date so made in accordance with Section 2A, or any Fees or any other amounts owing hereunder or under any other Loan Document; and such default (except in the case of a failure to make payment of any principal on the Loans and to reimburse for the drawings made under any Letter of Credit) shall continue unremedied for a period of five (5) days.

               (b) Breach of Representation or Warranty. Any representation or warranty made by Holdings or the Borrower herein or in any other Loan Document or in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

               (c)     Breach of Covenants.

               (i) Holdings or the Borrower shall fail to perform or observe any agreement, covenant or obligation arising under Sections 5.1(f), 5.9 and 6.1 through 6.11.

               (ii) Holdings or the Borrower shall fail to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in clauses (a), (b) and (c)(i) above), and such failure shall continue for thirty (30) days.

               (iii) Holdings, the Borrower or any other Subsidiary shall fail to perform or observe any agreement, covenant or obligation arising under any provision of the Loan Documents other than this Agreement, which failure shall continue after the end of the applicable grace period provided, if any, therein.



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               (d)     Default Under Other Agreements.  Holdings or the Borrower
shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of any amount owing in respect of any Indebtedness (other than the Obligations) which, individually or in the aggregate, equals or exceeds $5,000,000; or Holdings or the Borrower shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition shall exist, if the effect of such default or event or condition is to accelerate the maturity of any such Indebtedness or to permit (after giving effect to any applicable grace period) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity.

               (e) Bankruptcy, etc. (i) Holdings, the Borrower or any other Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against Holdings, the Borrower or any other Subsidiary and the petition is not dismissed within 60 days after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any other Subsidiary or Holdings, the Borrower or any other Subsidiary commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or such Subsidiary or there is commenced against Holdings, the Borrower or any other Subsidiary any such proceeding which remains undismissed for a period of 60 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) Holdings, the Borrower or any other Subsidiary is adjudicated insolvent or bankrupt; or (vi) Holdings, the Borrower or any other Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) Holdings, the Borrower or any other Subsidiary makes a general assignment for the benefit of creditors; or (viii) Holdings, the Borrower or any other



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Subsidiary shall fail to pay, or shall state in writing that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) Holdings, the Borrower or any other Subsidiary shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (x) any corporate action is taken by Holdings, the Borrower or any other Subsidiary for the purpose of effecting any of the foregoing.

               (f) ERISA. (i) Any Termination Event shall occur, or (ii) any Plan (other than a Multiemployer Plan) shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or (iii) Holdings, the Borrower or a member of their ERISA Controlled Group shall have engaged in a transaction which is prohibited under
Section 4975 of the Code or Section 406 of ERISA which would result in the imposition of liability in excess of $100,000 on Holdings, the Borrower or any member of their ERISA Controlled Group, or (iv) Holdings, the Borrower or any member of their ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would then be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (vi) Holdings, the Borrower or a member of their ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan; where the events or conditions described in the preceding clauses (i) through (vi) individually or in the aggregate would result in liability of $5,000,000 or more.

               (g)     Change in Control.  A Change in Control has occurred.

               (h) Judgments. One or more judgments or decrees (including those resulting from an Environmental Claim) in an aggregate amount of $5,000,000 or more shall be entered by a court or courts of competent jurisdiction against Holdings, the Borrower or any other Subsidiary (other than any judgment as to which, and to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgment or decree shall not be stayed, discharged, paid, bonded or vacated within 30 days thereof or (ii) enforcement pro-



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ceedings shall be commenced by any creditor on any such judgment or decree and such proceedings shall not be stayed or bonded within 5 days.

               (i) Guaranty. The Holdings Guaranty, or any other guaranaty agreement delivered pursuant to the terms of Section 6.6(i) of this Agreement, shall cease to be in full force and effect and enforceable or Holdings, or any other guarantor party to any such guaranty agreement, as the case may be, shall disaffirm or disavow its obligations thereunder.

          Section 7.2 Rights and Remedies. Upon the occurrence of any Event of Default described in Section 7.1(e), the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and any and all accrued Fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Holdings and the Borrower, and the obligation of each Bank to make any Loan hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Required Banks, by written notice to the Borrower, (i) declare that the Revolving Loan Commitments are terminated, whereupon the Revolving Loan Commitments and the obligation of each Bank to make any Loan hereunder shall immediately terminate, (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued Fees and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower, (iii) terminate any stand-by Letter of Credit upon 30 days' written notice to the Borrower and the beneficiary thereunder, and (iv) demand the Borrower



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to deposit (and the Borrower agrees that upon receipt of such demand it will promptly deposit) with the Agent cash or Cash Equivalents of the type described in subclauses (i), (ii) and (iv) of the definition of Cash Equivalents in an amount equal to the Letter of Credit Outstandings, which deposit shall be held by the Agent for the benefit of the Issuing Bank as security for, and to provide for the payment of, the Letter of Credit Outstandings.


SECTION 8.  THE AGENT

          Section 8.1 Appointment. Each Bank hereby irrevocably designates and appoints The Chase Manhattan Bank as the Agent of such Bank under this Agreement, each other Loan Document to take such action on its behalf under the provisions of this Agreement, each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, each other Loan Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent, and the Banks and the Borrower and the Borrower's Subsidiaries shall not have any rights as a third party beneficiary or otherwise under any of the provisions hereof.
In performing its functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Banks and does not assume (and shall not be deemed to have assumed) any obligation of relationship of trust or agency with or for the Borrower, its Subsidiaries or any of their respective successors and assigns.

          Section 8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement, the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct



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of any agents or attorneys-in-fact selected by it with reasonable care.

          Section 8.3 Exculpatory Provisions. The Agent shall not be (i) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 8.2 under or in connection with this Agreement, any other Loan Document (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or for any failure of the Borrower or any of its Subsidiaries to perform their obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. This Section is intended solely to govern the relationship between the Agent, on the one hand, and the Banks, on the other.

          Section 8.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless it shall have received an executed Transfer Supplement in respect thereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as




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it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall each in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

          Section 8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, it shall promptly give notice thereof to the other Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Banks; provided that unless and until the Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Banks.

          Section 8.6 Non-Reliance on the Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Agent. Each Bank represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and



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information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required under the Loan Documents, to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

          Section 8.7 Indemnification. The Banks agree to indemnify the Agent and its respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such Person shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, the Loans, Letters of Credit or any of the other transactions contemplated hereby or the execution, delivery or performance of any Loan Document (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).



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          Section 8.8      The Agent in Its Respective Individual Capacity.  The
Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder. With respect to Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though they were not the Agent and the terms "Bank" and "Banks" shall include each of the Agent in its individual capacity.

          Section 8.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Borrower and the Banks. The Agent may be removed at any time, with or without cause, upon 30 days' notice from the Required Banks. If the Agent shall resign or be removed as Agent under this Agreement, then the Required Banks during such 30-day period shall appoint from among the Banks a successor administrative agent, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor administrative agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 8 and Section 9.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


SECTION 9.  MISCELLANEOUS

          Section 9.1      Payment of Expenses, Indemnity, etc.

               (a) Whether or not the Restatement Effective Date occurs, any Loans are made, any Letters of Credit are issued or the transactions contemplated hereby are consummated, the Borrower shall pay all reasonable out-of-pocket costs, fees and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments each referred to therein and the satisfaction



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of the conditions precedent with respect thereto and any amendment, waiver or consent relating to any of the Loan Documents (including, without limitation, as to each of the foregoing, the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agent) and of the Agent and each Bank in connection with the preservation of rights under, and enforcement of, the Loan Documents and the documents and instruments each referred to therein or in connection with any workout, restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for each of the Banks).

               (b) Whether or not the Restatement Effective Date occurs, any Loans are made, any Letters of Credit are issued or the transactions contemplated hereby are consummated, the Borrower shall pay, and hold the Agent, and each of the Banks harmless from and against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold the Agent, and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Agent or such Bank) to pay such taxes.

               (c) Whether or not the Restatement Effective Date occurs, any Loans are made, any Letters of Credit are issued or the transactions contemplated hereby are consummated, the Borrower shall indemnify the Agent and each Bank, their respective officers, directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) the making of any Loans, issuance of any Letters of Credit, any of the transactions contem-













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plated hereby or the execution, delivery or performance of any Loan
Document, (ii) any violation by Holdings, the Borrower or any other Subsidiary or their respective Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by Holdings, the Borrower or any other Subsidiary or any of their respective Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern and all activities related to matters disclosed in
Schedule 4.15 and (iv) the breach of any environmental representation or warranty set forth in Section 4.15 (but excluding, as to all of the foregoing, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of the Indemnitee as finally determined by a court of competent jurisdiction).

               If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrower's obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

          Section 9.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Holdings, the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of Holdings or the Borrower against and on account of the Obligations of Holdings or Borrower to such Bank under this Agreement and under any of the other Loan Documents, including, without limitation, all inter-




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ests in Obligations purchased by such Bank pursuant to Section 9.7, and all other claims of any nature or description arising out of or connected with this Agreement, any other Loan Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. After the exercise of any right of set off by any Bank in accordance with the terms hereof, such Bank shall notify Holdings or the Borrower, as the case may be, of such exercise, provided, however, that the failure of such Bank to give any such notice shall in no event affect in any manner the obligations of Holdings or the Borrower hereunder or under any other Loan Document or the rights and remedies of the Agent or such Bank hereunder or under any other Loan Document.

          Section 9.3 Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telex or nationally recognized overnight courier service), and shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the United States mail, postage prepaid, or, in the case of telex notice, when sent, answerback received, or, in the case of telecopy notice, when sent with receipt confirmed, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its signature below, or to such other address as may be designated by any party in a written notice to the other parties hereto, provided that notices and communications to the Agent pursuant to Section 2 shall not be effective until received by the Agent.

          Section 9.4      Successors and Assigns; Participations; Assignments.

               (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that neither Holdings nor the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of



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each Bank.  No Bank may participate, assign or sell any of its Credit Exposure
(as defined in clause (b) below) except as required by operation of law, in connection with the merger, consolidation or dissolution of any Bank or as otherwise provided in this Section 9.4.

               (b) Participations. Any Bank may at any time sell to one or more banks or other entities (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, the Revolving Loan Commitment of such Bank and or any other interest of such Bank hereunder (all of the foregoing in respect of any such Bank, its "Credit Exposure"). Notwithstanding any such sale by a Bank of participating interests to a Participant, such Bank's rights and obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The Borrower agrees that if any Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such right of setoff shall be subject to the obligations of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 9.7. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19, provided that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred. Each Bank agrees that any agreement between such Bank and any such Participant in respect of such participating interest shall not restrict such Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement, or any other Loan Document, except where the result of any of the




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foregoing would be to extend the final maturity of any Obligation, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof, reduce the amount of any fees payable hereunder, or amend this
Section 9.4(b).

               (c) Assignments to Purchasing Banks. Subject to the prior written consent of the Borrower and Issuing Bank (which consent, in each case, shall not be unreasonably withheld), any Bank may at any time and from time to time assign to one or more additional banks or financial institutions ("Purchasing Banks") all or any part (in the amount of at least $10,000,000 or integral multiples of $1,000,000 in excess thereof or, if less, the entire amount of such Bank's Credit Exposure) of its Credit Exposure pursuant to a supplement to this Agreement, substantially in the form of Exhibit H hereto (a "Transfer Supplement"), executed by such Purchasing Bank, such transferor Bank, and the Agent. Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Borrower and the Agent, (iii) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank and (iv) payment by the transferor Bank to the Agent of a non-refundable assignment fee of $2,500, such transferor Bank shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Bank shall for all purposes be a Bank party to this Agreement to the extent of such assignment and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of the Revolving Loan Commitments, if any, arising from the purchase by such Purchasing Bank of all or a portion of the Credit Exposure of such transferor Bank. Promptly after the consummation of any transfer to a Purchasing Bank pursuant hereto, the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that a replacement Note is issued to such transferor Bank and a new Note, dated the date of such transfer, is issued to such Purchasing Bank, in each case in principal amounts reflecting such transfer.



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Notwithstanding the foregoing, any Bank may at any time assign and pledge all or any portion of its Loans and Notes to a Federal Reserve Bank as collateral in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank.

               (d) Disclosure of Information. Holdings and the Borrower authorize each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning Holdings and the Borrower which has been delivered to such Bank by Holdings and the Borrower pursuant to this Agreement or which has been delivered to such Bank by Holdings and the Borrower in connection with such Bank's credit evaluation of Holdings and the Borrower prior to entering into this Agreement, provided that any such Transferee shall be subject to the provisions of Section 9.17.

          Section 9.5 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section. The Required Banks, Holdings and the Borrower may, from time to time, enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provisions to this Agreement, the Notes, or the other Loan Documents to which Holdings and/or the Borrower is a party, provided, that no such amendment, supplement, modification or waiver shall (a) extend either the Maturity Date or reduce the rate of interest or extend the time of payment of interest or principal on any Obligations, or reduce the principal amount of any Obligations or reduce any fee payable to the Banks hereunder, or change the amount of any Revolving Loan Commitment of any Bank, or increase the payment obligation of any Bank to the Swingline Lender under Section 2.2(b) hereof or amend, modify or waive any provision of this Section 9.5 or the definition of Required Banks, or consent to or permit the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or any other Loan Document in each case without the written consent of all the Banks, or (b) amend, modify or waive any provision of Section 8 or any other



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provision of any Loan Document if the effect thereof is to affect the rights or duties of the Agent, without the written consent of the then Agent. Any such amendment, supplement, modification or waiver shall apply to each of the Banks equally and shall be binding upon the Borrower, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, Holdings, the Borrower, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          Section 9.6 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of a Note in exercising any right, power or privilege hereunder, under any other Loan Document and no course of dealing between Holdings, the Borrower and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances (except to the extent such notice or demand is expressly provided hereunder or required under applicable law) or constitute a waiver of the rights of the Agent, the Banks or the holder of any Note to take any other or further action in any circumstances without notice or demand.

          Section 9.7 Sharing of Payments. Each of the Banks agrees that if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents or otherwise) which is applicable to the payment of any Loans or other Obligations, of a sum which with respect to the related sum or sums received by other Banks is in



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a greater proportion than the total of such Loans or other Obligations then owed and due to such Bank bears to the total of such Loans or other Obligations then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in such Loans or other Obligations owing to such Banks in such amount as shall result in a proportional participation by all of the Banks then owed such Loans or other Obligations in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          Section 9.8 Governing Law; Submission to Jurisdiction; Appointment of Agent.

               (a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

               (b) Any legal action or proceeding with respect to this Agreement, any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Holdings and the Borrower each hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Holdings and the Borrower each irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Holdings or the Borrower, as the case may be, at its address set forth opposite its signature below.

               (c) Each of Holdings and the Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in


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

connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Agent, any Bank or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or the Borrower in any other jurisdiction.

          Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          Section 9.10 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          Section 9.11 Marshalling; Recapture. Neither the Agent, nor any Bank shall be under any obligation to marshall any assets in favor of Holdings or the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of Holdings or the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Holdings or the Borrower or its respective estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of Holdings or the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred.

          Section 9.12 Severability. In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality



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

and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 9.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.17, 2.18, 2.19, 2.20, 8.7 and 9.1 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans hereunder.

          Section 9.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank.

          Section 9.15 Limitation of Liability. No claim may be made by the Borrower or any other Person against the Agent, or any Bank or their Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of Holdings and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          Section 9.16 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF HOLDINGS, THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

          Section 9.17 Confidentiality. Each Bank agrees that it will not disclose Confidential Information (as hereinafter defined) to any person other than (a) as may be consented to by Holdings and the Borrower, (b) as may be required by law or pursuant to legal process and (c) to prospective Participants and Purchasing Banks and those of such Bank's directors, officers, employee, examiners and professional advisors who have a need to know the Confidential Information in accordance with



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customary banking practices and who receive the Confidential Information having been made aware of the restrictions of this subsection 9.17. As used herein, the term "Confidential Information" means all information contained in materials relating to Holdings, the Borrower and any other Subsidiary provided to the Banks by Holdings, the Borrower or its representatives or agents other than (i) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by one or more Banks and (ii) information which was available to any Bank prior to its disclosure to the Banks by Holdings, the Borrower, its representatives or agents.













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                 IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                       ROUGE INDUSTRIES, INC.



                                       By:  /s/ Gary P. Latendresse
                                            -----------------------------------
                                            Name: Gary P. Latendresse
                                            Title: Vice President and Chief
                                                   Financial Officer

                                          Notice Address:
                                              3001 Miller Road
                                              P.O. Box 1699
                                              Dearborn, Michigan  48121

                                              Telephone: (313) 323-2170
                                              Facsimile: (313) 323-2270


                                       ROUGE STEEL COMPANY


                                       By: /s/ Gary P. Latendresse
                                          -----------------------------------
                                          Name: Gary P. Latendresse
                                          Title: Vice President and Chief
                                                 Financial Officer

                                          Notice Address:
                                              3001 Miller Road
                                              P.O. Box 1699
                                              Dearborn, Michigan  48121

                                              Telephone: (313) 323-2170
                                              Facsimile: (313) 323-2270

                                       THE CHASE MANHATTAN BANK,
                                       as Agent, as Issuing Bank, and
                                       individually as a Bank


                                       By: /s/ James H. Ramage
                                          ------------------------------------
                                          Name: James H. Ramage
                                          Title: Vice President

                                          Notice Address:
                                              One Chase Manhattan Plaza
                                              Fifth Floor
                                              New York, New York  10081

                                              Telephone: (212) 552-7784
                                              Facsimile: (212) 552-5555
                                              Attention: James Ramage


                                          NBD BANK


                                          By: /s/ William H. Canney
                                             ---------------------------------
                                             Name: William H. Canney
                                             Title: Vice President

                                             Notice Address:
                                               Michigan Banking Division
                                               611 Woodward Avenue
                                               Detroit, Michigan  48226

                                               Telephone:  (313) 225-3489
                                               Facsimile:  (313) 225-1671


                                          COMERICA BANK


                                          By: /s/ Louis A. Zedan
                                             ---------------------------------
                                             Name: Louis A. Zedan
                                             Title: Vice President

                                             Notice Address:
                                               Michigan Corporate Banking
                                               One Detroit Center
                                               P.O. Box 75000
                                               Detroit, Michigan  48275-3265

                                               Telephone:  (313) 222-0267
                                               Facsimile:  (313) 222-9516





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



                                                NATIONAL CITY BANK


                                                By: /s/ Renold D. Thompson, Jr.
                                                   ----------------------------
                                                   Name: Renold D. Thompson, Jr.
                                                   Title: Vice President

                                                   Notice Address:
                                                     National City Center
                                                     1900 E. Ninth Street
                                                     Cleveland, Ohio  44114

                                                     Telephone:  (216) 575-3275
                                                     Facsimile:  (216) 575-9396